Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

ACCELLA PERFORMANCE MATERIALS LLC,

ACCELLA HOLDINGS LLC

and

CARLISLE CONSTRUCTION MATERIALS, LLC

Dated as of September 29, 2017

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5.	REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER		34
	5.1.	Organization	34
	5.2.	Authorization	34
	5.3.	No Violation or Approval; Consents	35
	5.4.	Litigation	35
	5.5.	Financial Ability	35
	5.6.	Solvency	35
	5.7.	Brokers	35
	5.8.	Purchase for Investment	35
	5.9.	Investigation	36

6.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER		37
	6.1.	Representations and Warranties	37
	6.2.	Performance of Obligations	37
	6.3.	Compliance Certificates	37
	6.4.	Injunctions	37
	6.5.	Regulatory Approval	37
	6.6.	Escrow Agreement	38
	6.7.	Payment of Indebtedness	38
	6.8.	Resignations	38
	6.9.	Management Agreement	38
	6.10.	No Material Adverse Effect	38

7.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER		38
	7.1.	Representations and Warranties	38
	7.2.	Performance of Obligations	38
	7.3.	Compliance Certificate	38
	7.4.	Injunctions	38
	7.5.	Regulatory Approval	38
	7.6.	Escrow Agreement	39

8.	COVENANTS OF THE PARTIES		39
	8.1.	Access to Premises and Information	39
	8.2.	Conduct of Business Prior to Closing	39
	8.3.	Confidentiality	41
	8.4.	Preparation for Closing	42
	8.5.	Business Records	43
	8.6.	Directors and Officers Indemnification and Insurance	43
	8.7.	Employees	46
	8.8.	Tax Matters	47
	8.9.	Further Assurances	51
	8.10.	Exclusivity	51
	8.11.	R&W Insurance Policy	52

9.	TERMINATION		53
	9.1.	Termination	53
	9.2.	Effect of Termination	54

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10.	SURVIVAL; INDEMNIFICATION		54
	10.1.	Survival	54
	10.2.	Indemnification by the Seller; Limitations	55
	10.3.	Indemnification by the Buyer; Limitations	56
	10.4.	Additional Limitations on Indemnification	57
	10.5.	Notice and Determination of Claims	58
	10.6.	Third Party Claims	58
	10.7.	Release of Indemnification Escrow Funds	61
	10.8.	Indemnification Payments	61
	10.9.	Exclusive Remedy	61

11.	MISCELLANEOUS		61
	11.1.	Notices	61
	11.2.	Transaction Expenses	62
	11.3.	Entire Agreement	63
	11.4.	Severability	63
	11.5.	Amendment	63
	11.6.	Parties in Interest	63
	11.7.	Assignment	63
	11.8.	Governing Law	63
	11.9.	Consent to Jurisdiction	64
	11.10.	Waiver of Jury Trial	64
	11.11.	Reliance	64
	11.12.	Specific Enforcement	65
	11.13.	No Waiver	65
	11.14.	Negotiation of Agreement	65
	11.15.	Disclosure Schedules	65
	11.16.	Representation of the Seller; Attorney-Client Privilege	65
	11.17.	No Recourse Against Third Parties	66
	11.18.	Translation of Currencies	66
	11.19.	Headings	67
	11.20.	Counterparts; Electronic Signature	67

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SCHEDULES

Permitted Liens Schedule
Schedule 2.4.1	Sample Working Capital Calculation and Accounting Principles
Schedule 6.5	Seller Regulatory Approval
Schedule 6.8	Resignations
Schedule 7.5	Buyer Regulatory Approval
Schedule 8.2	Conduct of Business Prior to Closing
Schedule 8.2.2	Amendment to Benefits Plan
Schedule 10.2.1	Buyer Indemnified Matters
Schedule 10.7	Escrow Step-Down Dates

DISCLOSURE SCHEDULES

Schedule 3.3.2	Outstanding Rights to Acquire Equity Securities
Schedule 3.3.3	Capitalization and Jurisdiction of Subsidiaries
Schedule 3.3.4	Third Party Equity Securities
Schedule 3.4	No Violation or Approval; Consent (Company)
Schedule 3.7.1	Taxes
Schedule 3.7.4	Affiliate Group
Schedule 3.7.8	Request for Information
Schedule 3,7.15	Transfer Pricing
Schedule 3.8.1	Owned Premises
Schedule 3. 8.2	Leases
Schedule 3.9	Operations in Conformity with Laws
Schedule 3.10.1	Benefit Plans
Schedule 3.10.2	Plan Qualification; Plan Administration
Schedule 3.10,4	No Liability
Schedule 3.10.5	Retiree Benefits
Schedule 3.10.6	Parachute Payments
Schedule 3.11.1	Registered and Unregistered Intellectual Property and Licenses
Schedule 3.11.4	Infringement
Schedule 3.11.5	Conduct of Business and Infringement
Schedule 3.12	Permits
Schedule 3.13.1	Environmental Matters
Schedule 3.13.2	Environmental Permits
Schedule 3.13.3	Noncompliance with Environmental Laws
Schedule 3.13.4	Hazardous Substances
Schedule 3.13.5	Releases and Assumption
Schedule 3.13.6	Underground Storage Tanks
Schedule 3.13.7	Reports, Studies, Audits, Analysis or Assessments
Schedule 3.14	Material Contracts
Schedule 3.15	Transactions with Affiliates
Schedule 3.16	Litigation
Schedule 3.17	Insurance

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Schedule 3.18.1	Collective Bargaining Agreement
Schedule 3.18.2	Compliance with Legal Requirements Pertaining to Employment
Schedule 3.18.3	Employees
Schedule 3.19	Indebtedness; Guarantees
Schedule 3.20	Customers and Suppliers
Schedule 4.1	Operations of Seller
Schedule 4.4	No Violation or Approval; Consents

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of September 29, 2017, by and among Accella Performance Materials LLC, a Delaware limited liability company (the “Seller”), Accella Holdings LLC, a Delaware limited liability company (the “Company”) and Carlisle Construction Materials, LLC, a Delaware limited liability company (the “Buyer”).

WHEREAS, the Seller owns all of the issued and outstanding Equity Interests of the Company (the “Acquired Securities”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Acquired Securities for the consideration described herein; and

WHEREAS, the respective boards of managers or other governing bodies, as applicable, of the Seller, the Company and the Buyer have approved this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      DEFINITIONS.

1.1.                         Certain Matters of Construction.  For purposes of this Agreement, except as specified otherwise, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof.  The word “party” will refer to the Company, the Buyer or the Seller.  The word “including” means including without limitation.  Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender.  All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement.  All references in this Agreement to monetary amounts will, unless otherwise specified, be to U.S. dollars.  U.S. means the United States of America. When calculating a period of time, the day after the reference day in calculating such period will be the first day in the period and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day.  Unless otherwise specified, references to any Legal Requirement or other statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such Legal Requirement or other statute, rule, regulation or form as amended, modified, supplemented, replaced or interpreted from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any Section of any statute, rule, regulation or form include any successor to such section, in each case, as of the date hereof.

1.2.                         Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings:

“2016 Income Tax Returns” is defined in Section 8.8.6(a).

“280G Shareholder Vote” is defined in Section 8.8.9.

“280G Waivers” is defined in Section 8.8.9.

“Accounting Principles” means collectively (i) the GAAP accounting principles and policies followed in the preparation of the Annual Financial Statements and (ii) the specific accounting principles and policies set forth on Schedule 2.4.1 (which specific accounting principles and policies will control in the event of any conflict between such principles and policies and those described in the foregoing clause (i)).

“Acquired Companies” means the Company and its direct and indirect Subsidiaries.

“Acquired Securities” is defined in the Recitals.

“Action” means any claim, suit, litigation, action, arbitration or proceeding brought by or before any Governmental Authority.

“Adjustment Escrow Account” means the account established by the Escrow Agent to hold the Adjustment Escrow Funds pursuant to the terms of the Escrow Agreement.

“Adjustment Escrow Amount” means $2,000,000.

“Adjustment Escrow Funds” means, as of any date of determination, the excess (if any) of the Adjustment Escrow Amount (including accrued interest or earnings thereon) over the sum of all distributions and other payments to any Person from the Adjustment Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person.  For the purposes of this definition, “controlling”, “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affordable Care Act” is defined in Section 3.10.2.

“Agreement” is defined in the Preamble.

“Annual Financial Statements” is defined in Section 3.5.

“Base Purchase Price” means $670,000,000.

“Basket Amount” means $3,350,000.

“Business Day” means any day on which banking institutions in New York, New York are open for the purpose of transacting business.

“Buyer” is defined in the Preamble.

“Buyer Failure to Close” is defined in Section 9.1.6.

“Buyer Indemnified Parties” is defined in Section 10.2.1.

“Cash on Hand” means an amount equal to the cash and cash equivalents of the Acquired Companies as of the Determination Time, determined in accordance with the applicable Accounting Principles on a consolidated basis (including appropriate closing adjustments as if the Closing were at a fiscal year-end); provided, that Cash on Hand shall be reduced by the amount of all outstanding checks on draft of the Acquired Companies that are issued or outstanding at such time, but only to the extent not counted as a current liability in the calculation of Working Capital.

“Claim Notice” is defined in Section 10.5.

“Closing” is defined in Section 2.2.

“Closing Balance Sheet” is defined in Section 2.4.2.

“Closing Date” is defined in Section 2.2.

“Closing Date Purchase Price” means an amount equal to (a) the Base Purchase Price; minus (b) the amount of the Estimated Company Indebtedness; minus (c) the amount of the Estimated Transaction Expenses; plus (d) the Estimated Cash on Hand Amount; minus (e) the Estimated Taxes Payable plus (f) the amount, if any, by which the Estimated Working Capital Amount exceeds the Working Capital Target; minus (g) the amount, if any, by which the Estimated Working Capital Amount is less than the Working Capital Target; minus (h) the Adjustment Escrow Amount; minus (i) the Indemnification Escrow Amount.

“Closing Statement” is defined in Section 2.4.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Employees” is defined in Section 3.18.4.

“Company Indebtedness” means the Indebtedness of the Acquired Companies, including Indebtedness pursuant to the Credit Agreement.

“Company IP” means any and all Intellectual Property owned or purported to be owned by any of the Acquired Companies.

“Company Plan” is defined in Section 3.10.1.

“Company’s Knowledge” means the actual knowledge, after due inquiry, of Andrew Harris, Michael O’Connor, Bryan Johnson, Christopher Brink, Joe Negrey and Harold Stuhl, Jr.

“Confidentiality Agreement” is defined in Section 8.1.

“Contract” means any legally binding contract, agreement, lease, license, instrument, note, commitment or undertaking (other than an Employee Plan).

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated September 8, 2015, among Madison Capital Funding LLC, a Delaware limited liability company, as agent for the lenders and as a lender, the other lenders party thereto, the Seller and the Company, as amended, restated, supplemented or otherwise modified from time to time.

“D&O Indemnifiable Claim” is defined in Section 8.6.2.

“D&O Indemnified Person” is defined in Section 8.6.1.

“Determination Time” means 11:59 p.m. (New York time) on the Business Day immediately preceding the Closing Date.

“Disclosure Schedules” means the various disclosure schedules to this Agreement that are being delivered by the parties hereto in connection with the execution and delivery hereof.

“Dispute Notice” is defined in Section 2.4.3.

“Dispute Submission Notice” is defined in Section 2.4.4.

“Disputed Item” is defined in Section 2.4.3.

“Employees” means all current employees of the Acquired Companies as of the Closing Date, including any such person who is on a leave of absence.

“Employee Plan” means any plan, program, agreement, policy or arrangement that is:  (a) a welfare plan as defined in Section 3(1) of ERISA, (b) a pension plan as defined in Section 3(2) of ERISA, (c) any other employee benefit plan as defined in Section 3(3) of ERISA, (d) an Equity Interest bonus, Equity Interest purchase, Equity Interest option, restricted Equity Interest, Equity Interest appreciation right, phantom Equity Interest or similar equity-based plan, or (e) any employment (other than employment agreements or offer letters that do not provide for any compensation or benefits other than base salary, wages, bonus or severance and entitlement to participate in the health and welfare plans of the Acquired Companies), change in control, deferred-compensation, pension, retirement, group insurance, welfare-benefit, bonus, retention, severance pay, excess or supplemental benefit, vacation, incentive or material fringe benefit plan, agreement, policy, program or arrangement other than any plan, agreement, policy, program or arrangement that is mandated by applicable Legal Requirement.

“Environmental Laws” means any Legal Requirement (including any judicial interpretation thereof), and principles of common law, which pertains to the protection of worker health and safety as related to exposure to Hazardous Substances, pollution, or protection or restoration of the environment or natural resources (including ground or air or water pollution or contamination and underground or aboveground tanks) or to the regulation of Hazardous Substances and shall include the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. (only with respect to exposure of workers to Hazardous Substances), and the Hazardous Materials Transportation Act, 42 U.S.C. 1801 et seq., as any of the foregoing now exist.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the Escrow Agreement, in a form mutually acceptable to the Buyer and the Seller, to be entered into on or prior to the Closing Date pursuant to this Agreement by the Buyer, the Seller and the Escrow Agent.

“Escrow Release Date” is defined in Section 10.7.

“Escrow Step-Down Date” is defined in Section 10.7.

“Estimated Cash on Hand Amount” is defined in Section 2.4.1.

“Estimated Closing Balance Sheet” is defined in Section 2.4.1.

“Estimated Closing Statement” is defined in Section 2.4.1.

“Estimated Company Indebtedness” is defined in Section 2.4.1.

“Estimated Transaction Expenses” is defined in Section 2.4.1.

“Estimated Taxes Payable” is defined in Section 2.4.1.

“Estimated Working Capital Amount” is defined in Section 2.4.1.

“Final Cash on Hand Amount” is defined in Section 2.4.5.

“Final Company Indebtedness” is defined in Section 2.4.5.

“Final Transaction Expenses” is defined in Section 2.4.5.

“Final Working Capital Amount” is defined in Section 2.4.5.

“Financial Statements” is defined in Section 3.5.

“FIRPTA Certificate” is defined in Section 8.8.4.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.21, 4.1, 4.2, 4.3 and 4.6.

“Fraud” means the intentional misrepresentation or omission of material facts by a party in respect of the representations and warranties set forth in Articles 3, 4 or 5, or any officer’s certificate delivered pursuant to this Agreement (as applicable), in each case constituting common law fraud under applicable Legal Requirements as finally determined by a court of competent jurisdiction.

“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any U.S. or non-U.S. national, federal, state, provincial or local, government or political subdivision thereof, any court, or any governmental agency, board or commission entitled to exercise any administrative, executive, judicial, legislative or regulatory authority or power.

“Governmental Order” means any ruling, award, decision, injunction, judgment, order or decree entered, issued or made by any Governmental Authority.

“Hazardous Substance” means “hazardous substance” (as defined in 42 U.S.C. § 9601(14)) and other hazardous or toxic substances, wastes or materials, pollutants or contaminants as those terms are used under Environmental Laws (including polychlorinated biphenyls, friable asbestos, radioactive materials, oil, petroleum products and byproducts, and fractions thereof) regulated under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations issued thereunder.

“Immigration Laws” is defined in Section 3.18.3.

“Indebtedness” means with respect to any Person, and without duplication, all outstanding liabilities and obligations, contingent or otherwise, of such Person (a) in respect of indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, or for the deferred purchase price of property or services (including any “earn-out” or similar payments but excluding accounts payables incurred in the ordinary course of business that are not past due), (b) evidenced by notes, bonds, debentures or other debt securities or similar instruments, (c) any indebtedness referred to in clauses (a) and (b) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured by any Lien upon any property or asset owned by, such Person or any of its Affiliates, (d) relating to reimbursement obligations with respect to letters of credit and bankers’ acceptances, to the extent drawn upon (without duplication of other indebtedness supported or guaranteed thereby), (e) capitalized leases, (f) interest, premiums, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (e) (including, for the avoidance of doubt, any pre-payment or similar penalties in respect of the repayment of any of the foregoing). Notwithstanding the foregoing, the definition of “Indebtedness” shall not include any liabilities or obligations, contingent or otherwise, relating to (u) intercompany indebtedness, (v) operating leases, (w) undrawn letters of credit (including any that are outstanding but undrawn under the Credit Agreement), (x) amounts included in Transaction Expenses, (y) any pension plans or (z) Taxes Payable.

“Indemnification Escrow Account” means the account established by the Escrow Agent to hold the Indemnification Escrow Funds pursuant to the terms of the Escrow Agreement.

“Indemnification Escrow Amount” means $25,000,000.00.

“Indemnification Escrow Funds” means, as of any date of determination, the excess (if any) of the Indemnification Escrow Amount (including accrued interest or earnings thereon) over the sum of all distributions and other payments to Buyer Indemnified Parties from the Indemnification Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification pursuant to Article 10.

“Indemnifying Party” means, with respect to a particular matter, a Person who is or may be required to provide indemnification to another Person under Article 10.

“Independent Accountant” means PwC LLP or, if PwC LLP is unable to serve in such capacity, such other nationally recognized accounting firm upon which the Buyer and the Seller reasonably agree shall serve as the Independent Accountant.

“Intellectual Property” means all (a) patents and patent applications (including divisions, continuations, continuations in part and renewal applications), in any jurisdiction, (b) trademarks, service marks, brand names, trade names, trade dress, domain names, social media accounts and other indications or origin (and all goodwill associated therewith and all registrations and applications therefor), (c) copyrights, whether registered or not (and all registrations and applications therefor), (d) trade secrets and confidential information protectable by applicable law, and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (e) moral rights, database rights, design rights, mask works, know-how, publicity rights and privacy rights, and (f) any other intellectual property or proprietary rights protectable by applicable law in any jurisdiction.

“Interim Financial Statements” is defined in Section 3.5.

“Leases” is defined in Section 3.8.2(a).

“Legal Requirement” means any law, statute, rule, code, regulation, restriction, ordinance, order, approval, directive, judgment, injunction, writ, award or decree of, or issued by, any Governmental Authority, including any Governmental Order.

“Licensed IP Contract” means any Contract to which an Acquired Company is or was a party or by which such Acquired Company is or was bound, which relates to Licensed IP.

“Licensed IP” means (a) all Intellectual Property rights and Intellectual Property incorporated into, or used in the use, development, delivery, or distribution of, products of an Acquired Company to which a Person has granted a license, covenant not to sue, or any other right to an Acquired Company; (b) all other Intellectual Property rights and Intellectual Property used or held for use in the conduct of the business of an Acquired Company to which a Person has granted a license, covenant not to sue, or any other right to an Acquired Company; and (c) all Company IP to which an Acquired Company has granted a Person a license, covenant not to sue, or any other right. Licensed IP will not include (i) implied licenses of Intellectual Property that an Acquired Company may have received from vendors as a result of using such vendors’ materials, (ii) licenses granted by an Acquired Company to distributors of an Acquired Company’s products in the ordinary course of business; and (iii) license agreements for commercially available off the shelf software with annual fees of less than $100,000 and any other software licenses involving an annual payment of less than $100,000 per year (collectively, the “Ordinary Course IP Licenses”).

“Lien” means, with respect to any property or asset, any mortgage, pledge, hypothecation, security interest, encumbrance, lien, charge, claim, option to purchase, easement, covenant, encroachment, proxy, preemptive right or other restrictions or limitations of a similar nature.

“Losses” is defined in Section 10.2.1.

“Management Agreement” means that certain Amended and Restated Management Agreement, dated December 16, 2013, between Arsenal Capital Management LP, a Delaware limited partnership and Dash Multi-Corp, Inc., a Missouri corporation, as amended by that certain First Amendment to Amended and Restated Management Agreement, dated March 4, 2016.

“Material Adverse Effect” means any material adverse effect on, or material adverse change in, the business, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, that any such change or effect caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (a) the announcement, pendency or consummation of the Transactions, or the execution of this Agreement or the performance of obligations hereunder, including the impact of any of the foregoing on relationships with customers, suppliers or employees, (b) conditions affecting the global economy or the financial, credit, commodities or capital markets as a whole, or generally affecting the industries in which the Acquired Companies conduct their business, (c) any change in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) any change in, adoption of, or change in the interpretation of any applicable Legal Requirement or GAAP, (e) any national or international political or social conditions, including the engagement or continuation by the U.S. in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (f) pandemics, earthquakes, hurricanes, tornados, floods or other natural disasters, (g) any such change or effect that is cured by or on behalf of the Acquired Companies before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 9, (h) the failure by the Acquired Companies to meet any revenue or earnings projections, forecasts or predictions (provided, that clause (h) shall not prevent a determination that any effect or change underlying such failure has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (i) any action taken by, or with the written consent of, the Buyer or any of its Affiliates with respect to the Transactions or with respect to the Acquired Companies; except, in the case of any of the foregoing clauses (b), (c), (d), (e) and (f), to the extent such changes or effects would have a materially disproportionate effect on the Acquired Companies compared to other Persons in the industries and geographic regions in which the Acquired Companies conduct their business.

“Material Contract” is defined in Section 3.14.1.

“Nonparty Affiliates” is defined in Section 11.17.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, formation or organization of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.

“Outside Date” is defined in Section 9.1.4.

“Owned Premises” is defined in Section 3.8.1(a).

“Owned Premises Leases” is defined in Section 3.8.1(a).

“Permits” is defined in Section 3.12.

“Parachute Payments” is defined in Section 8.8.9.

“Permitted Liens” means (a) statutory Liens for Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (b) landlords’, warehousepersons’, mechanics’, materialmens’, carriers’ and Liens to secure claims for labor, material or supplies, in each case, arising or incurred in the ordinary course of business or by operation of Legal Requirements, in each case, for amounts which are not delinquent, (c) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (d) zoning, building, entitlement and other land use regulations or restrictions which are not violated by the current use or occupancy of the Owned Premises or the operation of the businesses of the Acquired Companies, (e) the interests of the lessors and sublessors of any leased properties, provided the interest are pursuant to Leases which have been disclosed to the Buyer, (f) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of the property related thereto, (g) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of any of the Acquired Companies with respect to Indebtedness, (h) restrictions on the ownership or transfer of securities arising under applicable Legal Requirements or (i) Liens set forth on the Permitted Liens Schedule.

“Person” means any natural person or any corporation, partnership, limited liability company, other legal entity or Governmental Authority.

“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date.

“Pre-Closing Company Counsel” is defined in Section 11.16.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.

“Records” is defined in Section 8.1.

“Reference Balance Sheet” is defined in Section 3.5.

“Registered Company IP” has the meaning set forth in Section 3.11.1.

“Registered IP” means all Company IP rights that are registered, filed, or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights, and registered trademarks, business names and domain names and all applications for any of the foregoing.

“Reference Balance Sheet Date” is defined in Section 3.5.

“Release” means any release, or threatened release, spill, emission, leaking, pumping, pouring, emptying, disposing, injection, deposit, discharge, leaching, or migration into any media, whether soil, surface water, ground water, building interior or components, air or any combination of the foregoing, and movement through any media, including the abandonment or discarding of barrels, containers and other closed receptacles.

“Representative” means, with respect to any Person, any director, officer or employee of such Person and any investment banker, agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.

“R&W Insurance Policy” means a representation and warranty insurance policy for the benefit of the Buyer (including any excess policies) with coverage of no less than $67,000,000. Such policy shall waive subrogation against the Seller and its Affiliates, and their respective directors, officers, managers, agents, and employees, other than in the event of common law fraud in this transaction.

“Seller” as defined in the Preamble.

“Seller Indemnified Parties” is defined in Section 10.3.1.

“Solvent” means, with respect to any Person, that (i) the sum of the assets, at a fair valuation, of such Person and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) exceeds their respective liabilities, (ii) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due, in each case, any such intent or belief to be determined on the date of determination of whether such Person is Solvent, and not on any later date, and (iii) each of such Person and its Subsidiaries (on a consolidated basis) and each them (on a stand-alone basis) has sufficient capital with which to conduct its business, as of the date of determination of whether such Person is Solvent, taking into account the facts and circumstances then known to such Person.

“Straddle Period” is defined in Section 8.8.5.

“Straddle Returns” is defined in Section 8.8.6(c).

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person.

“Tax” means any U.S. federal, state or local, or non-U.S. tax, including income, franchise, profits, gross receipts, ad valorem, net worth, value added, estimated, severance, license, sales, use, real or personal property, payroll, withholding, employment, social security (or similar), excise, stamp, registration, alternative and add-on minimum tax imposed by any Taxing Authority, whether disputed or not, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person, and including all interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Taxes Payable” means the aggregate amount of all income and sales and use Taxes imposed by any Governmental Authority that are payable by the Acquired Companies with respect to any Pre-Closing Tax Period that remain unpaid as of the Closing, without reduction for any net operating loss carryforward or other Tax assets, Tax receivables or Tax refunds of the Acquired Companies.

“Tax Returns” means returns, reports, forms and information statements filed or required to be filed with a Taxing Authority in connection with any Taxes, including any schedules or attachments thereto or amendments thereof.

“Taxing Authority” means any U.S., federal, state, local, non-U.S. or other Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Termination Notice” is defined in Section 8.11.

“Third Party Claim” is defined in Section 10.6.1.

“Third Party Notice” is defined in Section 10.6.1.

“Transaction Bonus Payments” means all payment obligations of the Acquired Companies under severance plans, bonus plans, employee change of control or retention arrangements, in each case payable solely as a result of the consummation of the Transactions. For the avoidance of doubt, Transaction Bonus Payments shall not include any obligations of the Acquired Companies under severance plans, bonus plans, or employee change of control or retention arrangements, in each case payable by reason of an event that occurs following the consummation of the Transactions (e.g., a termination of employment).

“Transaction Expenses” means (a) all out-of-pocket fees, costs and expenses incurred or otherwise payable by the Acquired Companies in connection with the negotiation, documentation and consummation of the Transactions, including the fees and expenses of the Acquired Companies’ accountants, financial advisors, attorneys and other transaction related service providers, (b) all fees, costs and expenses incurred or otherwise payable by the Acquired Companies pursuant to the Management Agreement and (c) all Transaction Bonus Payments.

“Transaction Tax Deductions” means any Tax deductions that are properly deductible under applicable Legal Requirements paid or accrued on or before the Closing Date relating to (a) any pay down or satisfaction of Company Indebtedness or other Indebtedness in connection with the Transactions, (b) the payment or incurrence of any Transaction Expenses, and (c) any other deductible payments attributable to the Transactions economically borne by the Seller. For this purpose, the Company shall make a safe harbor election pursuant to IRS Revenue Procedure 2011-29 with respect to any item in this definition that constitutes a “success-based” fee.

“Transactions” means the purchase and sale of the Acquired Securities as contemplated by this Agreement.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Transactions.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988.

“Working Capital” means an amount equal to (a) the current assets of the Acquired Companies (consisting solely of the asset account line items as specified on Schedule 2.4.1),

excluding all Cash on Hand, current income or sales and use Tax assets and deferred Tax assets, minus (b) the current liabilities of the Acquired Companies (consisting solely of the liability account line items as specified on Schedule 2.4.1), excluding any amounts payable in respect of Transaction Expenses, Indebtedness, current income or sales and use Tax liabilities and deferred Tax liabilities, in each case determined in accordance with the Accounting Principles on a consolidated basis.

“Working Capital Target” means $61,072,000.

2.                                      PURCHASE AND SALE; CLOSING.

2.1.                                                                            Purchase and Sale of the Acquired Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing and upon payment of the Closing Date Purchase Price by the Buyer in accordance with Section 2.3.1(d), the Buyer shall purchase and accept from the Seller, and the Seller shall sell to the Buyer, free and clear of all Liens, the Acquired Securities.

2.2.                                                                            The Closing. Subject to the terms and conditions hereof, the closing of the Transactions (the “Closing”) shall take place via electronic exchange of signature pages, as promptly as practicable following, but in no event later than the third Business Day following, the satisfaction or waiver of each of the conditions set forth in Articles 6 and 7 hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as the Buyer and the Seller may agree in writing. In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals (where needed) to be delivered promptly following the Closing. The date on which the Closing occurs is called the “Closing Date”. Subject to the provisions of Article 9, the failure of any party to consummate the Closing on the date and time determined pursuant to this Section 2.2 shall not result in the termination of this Agreement and shall not relieve such party of any obligation under this Agreement. No party may rely on the failure of any condition set forth in Articles 6 or 7 to be satisfied if such failure was primarily caused by such party’s breach of its obligations under Section 8.4 of this Agreement.

2.3.                                                                            Closing Deliveries and Payments.

2.3.1.                  Buyer Closing Deliveries and Payments. At the Closing, the Buyer shall deliver or cause to be delivered the following:

(a)                                 to accounts specified by the Seller at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Estimated Company Indebtedness, in each case to the extent such Estimated Company Indebtedness is incurred or payable, but unpaid, as of the Closing;

(b)                                 to accounts specified by the Seller at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Estimated Transaction Expenses, in each case to the extent such Estimated Transaction Expenses are incurred or payable, but unpaid, as of the Closing, and subject to applicable income and employment Tax withholding;

(c)                                  to the Escrow Agent, by wire transfer of immediately available funds, the Adjustment Escrow Amount and the Indemnification Escrow Amount;

(d)                                 to an account specified by the Seller at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Closing Date Purchase Price; and

(e)                                  to the Seller, the various certificates, instruments and documents referred to in Article 7.

2.3.2.                  Company Closing Deliveries and Payments. At the Closing, the Company shall deliver or cause to be delivered the following:

(a)                                 to the Buyer, the FIRPTA Certificate referred to in Section 8.8.4; and

(b)                                 to the Buyer, the various certificates, instruments and documents referred to in Article 6.

2.4.                                                                            Purchase Price Adjustment.

2.4.1.                  Estimated Balance Sheet and Estimated Closing Statement. The Company will prepare or cause to be prepared in good faith and delivered to the Buyer not later than three (3) Business Days (ten (10) days in the case of Taxes Payable in clause (v) of this Section 2.4.1) prior to the Closing Date, an estimated consolidated balance sheet of the Acquired Companies (the “Estimated Closing Balance Sheet”) as of the Determination Time, together with a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of (i) Working Capital (the “Estimated Working Capital Amount”), (ii) Cash on Hand (the “Estimated Cash on Hand Amount”), (iii) Company Indebtedness (the “Estimated Company Indebtedness”), (iv) Transaction Expenses to the extent such Transaction Expenses are incurred or payable, but unpaid, as of the Closing (the “Estimated Transaction Expenses”) and (v) Taxes Payable (the “Estimated Taxes Payable”), in each case, as of the Determination Time, as derived from the Estimated Closing Balance Sheet in accordance with the Accounting Principles. The Estimated Closing Balance Sheet and the Estimated Working Capital Amount, Estimated Cash on Hand Amount, Estimated Company Indebtedness, Estimated Transaction Expenses and Estimated Taxes Payable set forth in the Estimated Closing Statement (a) will be prepared in accordance with the definitions thereof and, solely in the case of the Estimated Closing Balance Sheet, the Estimated Working Capital Amount and the Estimated Cash on Hand Amount, the Accounting Principles in a manner and on a basis consistent with the preparation of the sample calculation attached as

Schedule 2.4.1 hereto (which, solely for illustration purposes, assumes the Closing occurred on August 31, 2017) and (b) will disregard any and all effects on the assets and liabilities of the Acquired Companies as a result of the Transactions (including any financing arrangements entered into by the Buyer or any of its Affiliates in connection with the Transactions). The Seller shall provide, and shall cause the Acquired Companies to provide, the Buyer and its Representatives with reasonable access during normal business hours to such work papers and other materials as the Buyer or its Representatives may reasonably request in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement.

2.4.2.                  Closing Balance Sheet and Closing Statement. As promptly as practicable, but in any event within sixty (60) days following the Closing Date, the Buyer will prepare or cause to be prepared in good faith, and will provide to the Seller, a consolidated balance sheet of the Acquired Companies as of the Determination Time (the “Closing Balance Sheet”), together with a written statement (the “Closing Statement”) setting forth in reasonable detail the Buyer’s proposed determinations of (i) Working Capital, (ii) Cash on Hand, (iii) Company Indebtedness, and (iv) Transaction Expenses to the extent such Transaction Expenses are incurred or payable, but unpaid, as of the Closing, in each case, as of the Determination Time, as derived from the Closing Balance Sheet in accordance with the Accounting Principles. The Closing Balance Sheet and the Working Capital, Cash on Hand, Company Indebtedness, Transaction Expenses and the Closing Statement (a) will be prepared in accordance with the definitions thereof and, solely in the case of the Closing Balance Sheet, the Working Capital and the Cash on Hand, the Accounting Principles on a basis and in a manner consistent with the preparation of the Estimated Closing Balance Sheet and the Estimated Closing Statement and (b) will disregard any and all effects on the assets and liabilities of the Acquired Companies as a result of the Transactions (including any financing arrangements entered into by the Buyer or any of its Affiliates in connection with the Transactions). The Buyer shall provide, and shall cause the Acquired Companies to provide, the Seller and its Representatives with access to such work papers and other materials as the Seller or its Representatives may reasonably request in connection with their review of the Closing Balance Sheet and the Closing Statement.

2.4.3.                  Dispute Notice. The Closing Balance Sheet and the Closing Statement (and the proposed determinations of Working Capital, Cash on Hand, Company Indebtedness and Transaction Expenses reflected on the Closing Statement) will be final, conclusive and binding on the parties unless the Seller provides a written notice (a “Dispute Notice”) to the Buyer no later than forty-five (45) days following delivery of the Closing Balance Sheet and the Closing Statement setting forth in reasonable detail any item(s) or amount(s) on the Closing Balance Sheet and/or the Closing Statement that are disputed by the Seller (each, a “Disputed Item”). Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties.

2.4.4.                  Resolution of Disputes. The Buyer and the Seller will attempt to resolve the Disputed Items in good faith during the twenty (20) day period following delivery of the Dispute Notice. During such twenty (20) day period, the Buyer shall provide, and shall cause the Acquired Companies to provide, the Seller and its Representatives with access to, and the opportunity to make copies of, the work papers and other materials used or considered by the Buyer in the preparation of the Closing Balance Sheet and the Closing Statement, and reasonable access to personnel and Representatives of the Buyer and the Acquired Companies who assisted or were consulted in the preparation of the Closing Balance Sheet and the Closing Statement. Disputed Items resolved by the Seller and the Buyer within such twenty (20) day period will be final, conclusive and binding on the parties. If the Buyer and the Seller are unable to resolve any Disputed Items in the Dispute Notice within such twenty (20) day period, either the Buyer or the Seller may provide written notice to the other (the “Dispute Submission Notice”) that it is submitting the remaining Disputed Items for resolution by the Independent Accountant. The Buyer and the Seller will instruct the Independent Accountant to render its decision within thirty (30) days (and in any event as soon as practicable) following the submission to the Independent Accountant of their respective final calculations of the Disputed Items as presented in the Buyer’s Closing Balance Sheet and/or Closing Statement pursuant to Section 2.4.2 and the Seller’s Dispute Notice pursuant to Section 2.4.3 (which the Buyer and the Seller shall submit to the Independent Accountant not later than ten (10) days following the giving of the Dispute Submission Notice). Each of the Buyer and the Seller shall, and the Buyer shall cause the Acquired Companies to, use reasonable best efforts to comply with all reasonable requests by the Independent Accountant for access to their respective work papers, information, books, records and similar items, personnel and Representatives. The Independent Accountant will review such final calculations of the Disputed Items and will resolve the dispute with respect to each Disputed Item by determining whether the Seller’s final calculations thereof or the Buyer’s final calculations thereof are more correct and, based on such determinations, adopting either Seller’s final calculations of such Disputed Item or all of the Buyer’s final calculations of such Disputed Item. The Independent Accountant’s determination will be (a) in writing and shall include a reasonably detailed statement of the basis for the Independent Accountant’s decision, (b) furnished to each of the Buyer and the Seller within thirty (30) days, to the extent practicable, and in any event as promptly as practicable, after the Seller’s and the Buyer’s respective final calculations of the Disputed Items have been submitted to the Independent Accountant, (c) limited in scope to whether such final calculations of the Disputed Items were done in accordance with this Section 2.4 and the Accounting Principles and/or contained mathematical errors and (d) final, conclusive and binding on the parties, and judgment on such decision may be entered in any court of competent jurisdiction. The fees and expenses of the Independent Accountant with respect to any dispute referred to the Independent Accountant pursuant to this Section 2.4.4 shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage of the aggregate dollar value of the Disputed Items not awarded to the Buyer and the Seller , respectively, bears to the amount actually contested by such party. For example, if the Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Independent Accountant ultimately resolves such items by awarding to the Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 30% (i.e., 300 ÷ 1,000) to the Buyer and 70% (i.e., 700 ÷ 1,000) to the Seller. Neither the Buyer nor the Seller will disclose to the Independent Accountant, and the Independent Accountant will not consider for any purpose, the fact or content of any settlement discussions or settlement offer made by or on behalf of the Buyer or the Seller, whether during the twenty (20) day period referred to in this Section 2.4.4 or otherwise, unless otherwise agreed by the Buyer and the Seller in writing.

2.4.5.                  Post-Closing Purchase Price Adjustment. As promptly as possible, but in any event no later than the fifth (5th) Business Day following the final determination, in accordance with Section 2.4.3 and/or Section 2.4.4, of Working Capital, Cash on Hand, Company Indebtedness and Transaction Expenses (respectively, the “Final Working Capital Amount”, “Final Cash on Hand Amount”, “Final Company Indebtedness,” and “Final Transaction Expenses), the Closing Date Purchase Price shall be adjusted as follows:

(a)                                 if (i) the sum of (A) the Final Working Capital Amount, plus (B) the Final Cash on Hand Amount, minus (C) the Final Company Indebtedness, minus (D) the Final Transaction Expenses is less than (ii) the sum of (A) the Estimated Working Capital Amount, plus (B) the Estimated Cash on Hand Amount, minus (C) the Estimated Company Indebtedness, minus (D) the Estimated Transaction Expenses, then (x) the Closing Date Purchase Price will be reduced by an amount equal to such shortfall, which amount shall be paid to the Buyer from the Adjustment Escrow Funds in accordance with the terms of the Escrow Agreement by wire transfer of immediately available funds; provided, that, if the amount of the Adjustment Escrow Funds is insufficient to cover such shortfall, the Seller will pay an amount equal to the uncovered balance of such shortfall to the Buyer; and (y) if any of the Adjustment Escrow Funds remain after such payment (if any) to the Buyer, the Escrow Agent shall distribute such remaining Adjustment Escrow Funds, to the Seller; or

(b)                                 if (i) the sum of (A) the Final Working Capital Amount, plus (B) the Final Cash on Hand Amount, minus (C) the Final Company Indebtedness, minus (D) the Final Transaction Expenses is greater than (ii) the sum of (A) the Estimated Working Capital Amount, plus (B) the Estimated Cash on Hand Amount, minus (C) the Estimated Company Indebtedness, minus (D) the Estimated Transaction Expenses, then (x) the Closing Date Purchase Price will be increased by an amount equal to such excess and the Buyer will pay such excess to the Seller, and (y) the Escrow Agent shall distribute the Adjustment Escrow Funds to the Seller.

Upon determination of the Final Working Capital Amount, the Final Cash on Hand Amount, the Final Company Indebtedness and the Final Transaction Expenses pursuant to this Section 2.4, each of the Buyer and the Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse any then remaining undisputed portions of the Adjustment Escrow Funds in accordance with this Section 2.4.5.

3.                                      REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE ACQUIRED COMPANIES.

Except as provided in the Disclosure Schedules, the Company represents and warrants to the Buyer as follows:

3.1.                                                                            Power and Authorization. The Company has the limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company has taken all limited liability company actions or proceedings required to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement and the other documents and instruments required to be executed and delivered by it pursuant hereto, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties hereto constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Legal Requirements in effect which affect the enforcement of creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

3.2.                                                                            Organization. The Company is (a) duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its organization and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in the case of this subclause (b), where the failure to be so qualified or licensed or in good standing has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

3.3.                                                                            Capitalization and Subsidiaries.

3.3.1.                  The Seller owns all of the issued and outstanding Acquired Securities and such Acquired Securities constitute all of the issued and outstanding Equity Interests in the Company. All such issued and outstanding Acquired Securities are duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights.

3.3.2.                  Except as set forth on Schedule 3.3.2, there are no outstanding options, warrants or other rights of any Person to acquire any Acquired Securities or any other Equity Interests in, the Company, or securities exercisable or exchangeable for, or convertible into, Equity Interests in, the Company.

3.3.3.                  Schedule 3.3.3 sets forth a true and complete list of the name and jurisdiction of organization of each Acquired Company (other than the Company). Each Acquired Company listed on Schedule 3.3.3: (a) is duly formed and validly existing under the Legal Requirements of its jurisdiction of organization, has the power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Acquired Company and to carry on its business in all material respects as currently conducted, and (b) duly qualified or licensed to do business as a foreign entity, and is in good standing as such, in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in the case of this subclause (b), where the failure to be so qualified or licensed or be in good standing has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. Except as set forth on Schedule 3.3.3, neither the Company nor any other Acquired Company owns any equity securities of or interests in any Person other than another Acquired Company.

3.3.4.                  Except as set forth in Schedule 3.3.4, each Acquired Company (other than the Company) is listed on Schedule 3.3.4 and is wholly owned by the Acquired Company indicated on Schedule 3.3.4. Except as set forth in Schedule 3.3.4, there are no outstanding options, warrants or other rights of any Person to acquire any Equity Interests in, such Acquired Company, or Equity Interests exercisable or exchangeable for, or convertible into, Equity Interests in, such Acquired Company.

3.4.                                                                            No Violation or Approval; Consents. Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement by the Company nor its consummation of the Transactions will:

3.4.1.                  require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the HSR Act and required approvals and filings under applicable non-U.S. antitrust and competition laws;

3.4.2.                  except as would not reasonably be expected to have a Material Adverse Effect, result in a breach, violation or termination of, acceleration of obligations under, default under, require the consent of any third party under, or give rise to the imposition of a Lien on any of the assets or properties of the Acquired Companies under, any Material Contract to which any Acquired Company is a party or Governmental Order to which the Company is subject; or

3.4.3.                  result in a breach or violation of, or default under, the Organizational Documents of the Company or any material Legal Requirement applicable to an Acquired Company.

3.5.                                                                            Financial Statements; No Undisclosed Liabilities.

3.5.1.                  The Company has furnished the Buyer with copies of: (a) the audited consolidated balance sheet of the Seller and its Subsidiaries as of December 31, 2016, and the related statements of income and cash flows of the Seller and its Subsidiaries for the fiscal year then ended (the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Seller and its Subsidiaries as of July 31, 2017 (respectively, the “Reference Balance Sheet,” and the “Reference Balance Sheet Date”) and the related statement of income of the Seller and its Subsidiaries for such eight month period (the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) present fairly in all material respects the financial position of the Seller and its Subsidiaries and the results of operations of the Seller and its Subsidiaries as of the respective dates thereof and for the periods covered thereby and (ii) were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of Interim Financial Statements, to normal year-end adjustments and the absence of notes.

3.5.2.                  As of the date hereof, no Acquired Company has any material liabilities, except for: (a) those which are adequately reflected or reserved against in the Financial Statements as of the Reference Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date (to the extent such liabilities are set forth in the Estimated Balance Sheet and, when finalized in accordance with Section 2.4, the Final Balance Sheet), (c) liabilities expressly disclosed on any of the Disclosure Schedules and (d) the Transaction Expenses.

3.6.                                                                            Ordinary Course of Business; No Material Adverse Effect. Since the Reference Balance Sheet Date: (a) the Acquired Companies have operated in the ordinary course of business; and (b) no Material Adverse Effect has occurred.

3.7.                                                                            Taxes. Except in each case as set forth on Schedule 3.7:

3.7.1.                  Each of the Acquired Companies has timely filed, or has caused to be timely filed on its behalf (after giving effect to extensions), all material Tax Returns required to be filed by it, and all such Tax Returns were true, correct and complete in all material respects. Each of the Acquired Companies has timely paid all Taxes due and owing (whether or not reflected on such Tax Returns), and in the case of Taxes not yet due, adequate accruals or reserves have been established for such Taxes, in accordance with GAAP, on the Reference Balance Sheet or, in the case of Taxes accruing after the date of the Reference Balance Sheet, on its books or accounts. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return.

3.7.2.                  All material Taxes required to have been withheld and paid in connection with amounts paid by each of the Acquired Companies to any employee, independent contractor or other third party have been withheld and paid to the appropriate Taxing Authority or adequate accruals or reserves have been established for such Taxes, in accordance with GAAP, on the Reference Balance Sheet. The Acquired Companies have complied with all information reporting requirements with respect to such withholding. The Acquired Companies have properly classified all service providers for U.S. federal Tax purposes and have properly administered its benefit plans in accordance with such classifications.

3.7.3.                  There has been no waiver of any statute of limitations in respect of Taxes of any Acquired Company that remains in effect.

3.7.4.                  Except as set forth on Schedule 3.7.4, none of the Acquired Companies is or has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or similar group defined under any similar provision of state or local Law) filing a consolidated Tax Return for any taxable period, and none of the Acquired Companies has any liability or obligation for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state or local law), as a transferee or successor, by agreement or otherwise, in each case other than with respect to the affiliated group of which the Company is the parent.

3.7.5.                  None of the Acquired Companies are a party to or bound by any Tax allocation or sharing agreement, other than pursuant to a lease, license or other commercial agreement not primarily related to Taxes.

3.7.6.                  Each of Accella Rubber Products LLC and Accella Polyurethane Systems LLC is treated as an entity disregarded from its owner for federal income tax purposes. Each of the Acquired Entities other than the entities addressed in the previous sentence is treated as a corporation for federal income tax purposes.

3.7.7.                  There are no Liens, other than Permitted Liens, relating to Taxes existing, or to the Company’s Knowledge, threatened, or pending with respect to any asset of the Acquired Companies.

3.7.8.                  Except as set forth on Schedule 3.7.8, no written request for information related to Taxes has been received from any taxing authority since December 31, 2012, and no claim has been made in writing or, to the Company’s Knowledge, otherwise by any taxing authority in a jurisdiction where any of the Acquired Companies do not file Tax Returns that it was, is or may be, subject to taxation by that jurisdiction.

3.7.9.                  All deficiencies proposed or asserted, and all assessments made have been fully paid, and there are no other claims or assessments pending or threatened against the Acquired Companies in respect of Taxes. There is no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of the Acquired Companies, nor has there been any notice to the Acquired Companies by any taxing authority regarding any such audit or other proceeding, nor, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Tax Returns of the Acquired Companies.

3.7.10.           None of the Acquired Companies has requested or received a ruling from any Taxing Authority or signed any binding agreement with any Taxing Authority that might affect the amount of Tax due from the Acquired Companies after the Closing Date.

3.7.11.           The Company has delivered or made available to Buyer correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Acquired Companies since December 31, 2012.

3.7.12.           None of the Acquired Companies is required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481(a) of the Code for any Post-Closing Tax Period as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax laws) executed on or prior to the Closing Date, (v) election under Section 108(i) of the Code, or (vi) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law).

3.7.13.           Neither the Company nor any Subsidiary is, or has ever been, a party to, or a promoter of, a “reportable transaction” or a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b).

3.7.14.           None of the Acquired Companies has a permanent establishment in any foreign country.

3.7.15.           Except as set forth on Schedule 3.7.15, each of the Acquired Companies are in compliance with all applicable transfer pricing laws and regulations (including Section 482 of the Code and its corresponding Treasury Regulations), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Acquired Companies.

3.7.16.           None of the Acquired Companies has an “overall foreign loss” within the meaning of Section 904 of the Code or a “dual consolidated loss” within the meaning of Treasury Regulations section 1.1503-2.

3.8.                                                                            Real Estate.

3.8.1.                  Owned Premises.

(a)                                 Except as set forth on Schedule 3.8.1, no Acquired Company owns any real property. Each Acquired Company has good and marketable fee simple, or local equivalent, title in and to the real property located at the addresses set forth opposite its name on Schedule 3.8.1 and such owned premises includes all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto (the “Owned Premises”), free and clear of any Liens, except for (i) Permitted Liens, and (ii) the terms of any leases, subleases, licenses, and use or occupancy agreements pursuant to which such Acquired Company is the lessor, sublessor or licensor of the applicable Owned Premises, or interests therein (the “Owned Premises Leases”).

(b)                                 Other than the rights of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Premises or any portion thereof or interest therein. Since January 1, 2013, no Acquired Company has received written notice of: (A) any violation in any material respect of Legal Requirement applicable to such Owned Premises, that has not been cured; (B) any Action for condemnation or for a zoning change with respect to such Owned Premises, or (C) any written notice from any adjoining property owner alleging: (1) boundary disputes with such adjoining landowners respecting such Owned Premises; (2) a dispute relating to impairments of access to and from such Owned Premises; or (3) a default by any Acquired Company under any recorded agreement affecting such Owned Premises.

3.8.2.                  Leased Properties.

(a)                                 Schedule 3.8.2 sets forth a list of all leases of real property currently in effect to which an Acquired Company is a party, including the Owned Premises Leases (the “Leases”). The Company has delivered or made available to the Buyer copies of the Leases.

(b)                                 Except as set forth on Schedule 3.8.2 hereto, as of the date hereof, (i) each of the Leases is a valid and binding agreement of the Acquired Company party thereto and is in full force and effect, (ii) no Acquired Company is and, to the Company’s Knowledge, no other party is in material default under, or in breach or violation of, any Lease and (iii) to the Company’s Knowledge, no event has occurred on or prior to the date hereof that (with or without notice, lapse of time or both) would constitute a material default under any Lease.

(c)                                  Except as disclosed on Schedule 3.8.2, there are no written or oral subleases, concessions or other contracts granting to any Person other than an Acquired Company the right to use or occupy any property subject to the Leases.

3.9.                                                                            Operations in Conformity with Laws.

3.9.1.                  Except as set forth on Schedule 3.9, since January 1, 2013, the Acquired Companies have been in material compliance with all applicable Legal Requirements and the Company has not received any written notice or communication from a Governmental Authority asserting any material violation of applicable Legal Requirements by an Acquired Company. This Section 3.9 does not relate to or make any representation or warranty with respect to, employee benefits, which are the subject of Section 3.10, to intellectual property matters, which are the subject of Section 3.11, or to environmental matters, which are the subject of Section 3.13.

3.9.2.                  None of the Acquired Companies nor any director, officer, agent or employee of any Acquired Company, nor, to the Company’s Knowledge, any other Person acting for or on behalf of an Acquired Company, has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, or provided, offered or promised anything of value, to any official of a Governmental Authority, regardless of form, whether in money, property or services (i) to obtain favorable treatment or an improper advantage in securing or retaining business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Companies, (iv) to influence any act or decision by such official, or (v) to induce such official to use his or her influence with his or her government to affect or influence any act or decision of such government, in each case in violation of any Legal Requirement, including the Foreign Corrupt Practices Act, as amended.

3.10.                                                                     Benefit Plans.

3.10.1.           Company Plans. Schedule 3.10.1 sets forth a list of all material Employee Plans that are sponsored or maintained by the Acquired Companies or to which an Acquired Company contributes or is required to contribute or that the Acquired Companies maintain for the benefit any employee or former employee of an Acquired Company (each a “Company Plan”).

3.10.2.           Plan Qualification; Plan Administration. Except as set forth on Schedule 3.10.2, (a) each Company Plan that is intended to be qualified under Section 401(a) of the Code has received or filed for a favorable determination or opinion letter to the effect that the form of such plan is so qualified or the applicable period for requesting such determination or opinion has not yet expired, and, to the Company’s Knowledge, there are no existing action or failures to act that would adversely impact the qualified status of any Company Plan intended to be tax-qualified (including but not limited to, any Company Plan intended to be qualified under Section 105, 106, 125 or 401(a) of the Code); and (b) each Company Plan has been administered in compliance in all material respects with ERISA and all other applicable Legal Requirements and with its terms. With respect to each Company Plan subject to Section 409A of the Code, neither any participant in such plan, nor any Acquired Company (through indemnification), is subject to any Tax or penalty imposed by Section 409A of the

Code.  Each Acquired Company offers minimum essential health coverage, satisfying affordability and minimum value requirements, to full time employees (as defined by the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) (collectively, the “Affordable Care Act”)) sufficient to prevent liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code, and each Employee Benefit Plan that is a group health plan otherwise materially complies with the applicable terms of the Affordable Care Act.

3.10.3.    Claims.  With respect to each Company Plan, there are no existing (or, to the Company’s Knowledge, threatened) Actions (other than routine claims for benefits) for which an Acquired Company would reasonably be expected to incur a material liability.  To the Company’s Knowledge, no Acquired Company has engaged in any transaction with respect to any Company Plan that would be reasonably likely to subject any Acquired Company to liability (either directly or through indemnification) for any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements.

3.10.4.    No Liability.  Except as set forth in Schedule 3.10.4, no Company Plan is subject to Section 302 and Title IV of ERISA or Section 412 of the Code, and, to the Company’s Knowledge, no Acquired Company has taken any action since January 1, 2017 with respect to any Employee Plan currently maintained by an Acquired Company or with respect to any Employee Plan of any corporation, trust, partnership or other entity that at any relevant time would be considered a single employer with an Acquired Company under Section 4001(b)(1) of ERISA or Sections 414(b), 414(c), 414(m) or 414(o) of the Code, that would reasonably be expected to subject an Acquired Company to any material liability under Section 302 and Title IV of ERISA or Section 412 of the Code.

3.10.5.    Retiree Benefits; Certain Welfare Plans.  Except as set forth on Schedule 3.10.5 or as required under Section 601 et seq. of ERISA or Section 4980B of the Code, no Company Plan that is a welfare plan within the meaning of Section 3(1) of ERISA provides medical or life insurance benefits or coverage following retirement or other termination of employment.

3.10.6.    Parachute Payment.  Except as set forth on Schedule 3.10.6, the consummation of the Transactions alone, or in combination with the consummation of the other transactions contemplated hereby (other than arising out of actions initiated by the Buyer following the Closing), is not reasonably expected to give rise to (i) liability for severance pay, or (ii) accelerate the time of payment or vesting or materially increase the amount of compensation or benefits due to any employee, officer, director, or other individual service provider of the Acquired Companies.  Except as set forth on Schedule 3.10.6, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Notwithstanding any other provisions in this Agreement, the representations and warranties included in this Section 3.10 are the only representations and warranties made by the Company relating to matters with respect to employee benefits.

3.11.                   Intellectual Property.

3.11.1.    Schedule 3.11.1 sets forth a list of (a) Registered IP in which any Acquired Company has or purports to have an ownership interest (the “Registered Company IP”), including for each item of Registered Company IP the record owner, the jurisdiction in which such Registered Company IP has been registered or filed, and the applicable application, registration, or serial number; (b) all material unregistered trademarks and copyrights in which any Acquired Company has or purports to have an ownership interest; and (c) each Licensed IP Contract, including an indication of whether the Acquired Company party to such Licensed IP Contract is the licensor or the licensee.

3.11.2.    The Company IP and third-party Intellectual Property licensed to any Acquired Company pursuant to Licensed IP Contracts include all of the Intellectual Property necessary and material to the operation of the business of the Acquired Companies as previously conducted, currently conducted, and currently contemplated to be conducted.

3.11.3.    The Acquired Companies solely and exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens, other than Permitted Liens and are entitled to use the Company IP in the ordinary course of business of the Acquired Companies as previously conducted, currently conducted, and currently contemplated to be conducted.  The Registered Company IP is valid and enforceable and has not found to be invalid or unenforceable in whole or in part.  None of the Company IP is subject to any outstanding consent, settlement, decree, order, injunction, judgment, or ruling restricting the use of such Company IP or that would impair the validity or enforceability of any such Company IP.

3.11.4.    Except as set forth on Schedule 3.11.4, to the Company’s Knowledge, (a) there are no Actions currently pending or threatened against any Acquired Company contesting the use or ownership of any Company IP, or alleging that any Acquired Company is currently infringing the Intellectual Property of any other Person in any material respect, and (b) there are no Actions currently pending that have been brought or threatened by any Acquired Company against any Person alleging infringement of any Company IP.

3.11.5.    Except as set forth on Schedule 3.11.5, (a) the conduct of the business of the Acquired Companies as currently conducted does not infringe any Intellectual Property of any other Person in any material respect, and (b) no Person is currently infringing any owned Company Intellectual Property.

3.11.6.    Except as set forth on Schedule 3.11.1 or Ordinary Course IP Licenses, none of the Acquired Companies has granted any license or other right to any Person with respect to the Company IP.  The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any Company IP or any Intellectual Property rights licensed to any of the Acquired Companies.

3.11.7.    Each Acquired Company takes and has taken commercially reasonable actions to protect the confidentiality, integrity and security of all trade secrets, know-how and confidential information owned by such Acquired Company or transmitted in connection with such Acquired Company’s business from any unauthorized use, access, disclosure, destruction or modification, and no such use, access, disclosure, destruction or modification has occurred.  Each Acquired Company has enforced a policy of requiring officers, directors, employees, agents, consultants and contractors with responsibility for the development or implementation of Intellectual Property rights or who may be exposed to any trade secret, know how or other confidential information to execute proprietary information, confidentiality and assignment agreements protecting the secrecy, confidentiality and value of such trade secrets, know-how or confidential information of or entrusted to such Acquired Company.

Notwithstanding any other provisions in this Agreement, the representations and warranties included in this Section 3.11 are the only representations and warranties made by the Company with respect to Intellectual Property matters.

3.12.                   Permits.  Except as set forth on Schedule 3.12, each of the Acquired Companies holds all permits, licenses, franchises and authorizations from Governmental Authorities (the “Permits”) that are necessary to the conduct of its business or operations as presently conducted.  All such Permits held by the Acquired Companies are valid and in full force and effect.

3.13.                   Environmental Matters.

3.13.1.    Except as set forth on Schedule 3.13.1, each Acquired Company is, and has been, in material compliance with all Environmental Laws applicable to it.  Except as set forth on Schedule 3.13.1, since January 1, 2013, no Acquired Company has received any written notice from any Governmental Authority or other Person alleging non-compliance with an Environmental Laws.

3.13.2.    Each Permit required under Environmental Laws for the operation of each Acquired Company’s business or operations is listed on Schedule 3.13.2 and each Permit listed in Schedule 3.13.2 is issued to the appropriate Acquired Company and is valid and in full force and effect.  Except as set forth on Schedule 3.13.2, each Acquired Company is, and has been, in material compliance with the respective requirements of such Permits.

3.13.3.    Except as set forth on Schedule 3.13.3, there is not now pending or, to the Company’s Knowledge, threatened, any Action against an Acquired Company in connection with any past or present noncompliance with or activity regulated under such Environmental Laws.

3.13.4.    Except as set forth on Schedule 3.13.4, no Hazardous Substances have been or are being generated, used, processed, treated, emitted, Released, stored, transported, or disposed of by any Acquired Company, except in compliance in all material respects with Environmental Laws.

3.13.5.    Except as set forth on Schedule 3.13.5, there have been no Releases of Hazardous Substances on, from, or to any real property currently or previously owned, leased or operated by an Acquired Company.  Except as set forth on Schedule 3.13.5, the Company has not assumed by merger, contract, assignment, assumption, or other agreement any liability for the Release of Hazardous Substances; and since January 1, 2013, no Acquired Company have received any written notice from any Governmental Authority or other third party regarding a Release of Hazardous Substances.

3.13.6.    Except as set forth on Schedule 3.13.6, no underground storage tanks have been located on or at any real property currently owned, leased, or operated by an Acquired Company.

3.13.7.    Schedule 3.13.7 identifies, and the Company has made available to the Buyer copies of, all material environmental records, reports, studies, audits, analyses or assessments in the possession or control of an Acquired Company.

Notwithstanding any other provisions in this Agreement, the representations and warranties included in this Section 3.13 are the only representations and warranties made by the Company relating to environmental matters, including any and all matters arising under Environmental Laws.

3.14.                   Material Contracts.

3.14.1.    Schedule 3.14 sets forth a list of all Contracts of the types described below that are in effect on the date hereof (each, a “Material Contract”):

(a)           all employment or consulting agreements of the Acquired Companies with an employee or consultant whose annual base and bonus compensation in 2016 exceeded $300,000 per year or whose annual base and bonus compensation is expected to exceed $300,000 in 2017;

(b)           all Contracts (other than purchase orders entered into in the ordinary course of business) or options to sell, lease (as lessor) or license (as licensor) any property or asset of an Acquired Company for an amount in excess of $1,000,000 during 2016 or expected to exceed $1,000,000 in 2017;

(c)           all Contracts (other than purchase orders entered into in the ordinary course of business) pursuant to which an Acquired Company has agreed to acquire or lease any property or asset for an amount in excess of $1,000,000 during 2016 or expected to exceed $1,000,000 in 2017;

(d)           all employment-related Contracts, plans or programs pursuant to which payments are required upon a change of control of the Company;

(e)           all Contracts pursuant to which an Acquired Company has an existing obligation to pay any amounts in respect of indemnification obligations, purchase price adjustment, or otherwise, in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business;

(f)            all material partnership or joint venture agreements to which an Acquired Company is party;

(g)           all Contracts that contain a covenant by an Acquired Company not to compete in any line of business, in any geographic territory, or with any Person;

(h)           all letters of credit to which an Acquired Company is a party;

(i)            all collective bargaining agreements to which an Acquired Company is a party;

(j)            all Contracts that (A) require an Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions, (B) impose exclusive dealing obligations on an Acquired Company, or (C) contain “most favored nations” or similar preferential pricing terms;

(k)           all Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by an Acquired Company or of an amount in excess of $1,000,000, individually or in the aggregate;

(l)            all Contracts granting to any Person (other than an Acquired Company ) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any material assets of an Acquired Company;

(m)          all written Contracts involving the sale or purchase of substantially all of the assets or capital stock of any Person, or a merger, consolidation, business combination or similar extraordinary transaction entered into since December 31, 2013 and pursuant to which an Acquired Company has any continuing rights, liabilities or obligations;

(n)           all Contracts involving annual aggregate consideration to be paid by an Acquired Company in excess of $2,000,000 and which, in each case, cannot be cancelled by an Acquired Company without penalty or without more than ninety (90) days’ notice; and

(o)           all Contracts with any Governmental Authority.

3.14.2.    The Company has made available to the Buyer a true and complete copy of each Material Contract.  Except as set forth on Schedule 3.14 hereto, as of the date hereof, (a) each Material Contract is a valid and binding agreement of the Acquired Company party thereto and is in full force and effect, (b) no Acquired Company is, and, to the Company’s Knowledge, no other party is in material default under, or in material breach or violation of, any Material Contract, and (c) to the Company’s Knowledge, no event has occurred on or prior to the date hereof that (with or without notice, lapse of time or both) would constitute a material default by an Acquired Company under any Material Contract.

3.15.                   Transactions with Affiliates.  Except as set forth on Schedule 3.15, no Affiliate, officer or director (or the equivalent) of an Acquired Company is a party to any agreement or transaction with an Acquired Company other than (a) agreements or transactions entered into in the ordinary course of business and (b) agreements and transactions solely between one or more Acquired Companies.

3.16.                   Litigation.  Except as set forth on Schedule 3.16, there is no material Action pending or, to the Company’s Knowledge, threatened in writing against an Acquired Company. Schedule 3.16 sets forth a list of all pending or threatened investigations or administrative or judicial enforcement actions by any Governmental Authority with respect to which the Acquired Companies received written notice during the three (3) years prior to the date of this Agreement.

3.17.                   Insurance.  Schedule 3.17 sets forth all material policies or binders of insurance covering the operations of the Acquired Companies as of the date hereof.  The Company has made available to the Buyer true and accurate copies of all such policies or binders.  To the Company’s Knowledge, no Acquired Company has received written notice of a material default with respect to its obligations under, or notice of cancellation or nonrenewal of, any of such policies.

3.18.                   Labor Matters.

3.18.1.    Except as disclosed on Schedule 3.18.1, there is no material work slowdown, lockout, stoppage, picketing or strike pending, or to the Company’s Knowledge, threatened between an Acquired Company, on the one hand, and its employees, on the other hand, and there has been no such event since January 1, 2017.  Except as disclosed on Schedule 3.18.1, no employee of an Acquired Company is represented by a labor union and no Acquired Company is party to, or otherwise subject to, any collective bargaining agreement or other similar labor union contract.

3.18.2.    Except as set forth on Schedule 3.18.2, the Company is in compliance in all material respects with all applicable Legal Requirements pertaining to employment and employment practices, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration, verification of work authorization, the payment of social security and other Taxes, the classification of workers or independent contractors, and the classification of employees as exempt or non- exempt.  Except as set forth on Schedule 3.18.2, there are no Actions, against any Acquired Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour issues, misclassification issues, or any other employment related matter arising under applicable Legal Requirements.

3.18.3.    The Company has complied with the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder and any other immigration Law (“Immigration Laws”).  With respect to each employee, the Seller has supplied, or shall supply at the Closing, to Buyer, U.S. Citizenship and Immigration Services Form I-9 (Employment Eligibility Verification) and all other records, documents, or other papers that are required to be retained with Form I-9 by the Company, including E-Verify reports.  Since January 1, 2015, the Company has not been warned, fined, or otherwise penalized by reason of its failure to comply with the Immigration Laws nor is any such proceeding pending or, to the Company’s Knowledge, threatened.

3.18.4.    Schedule 3.18.4 sets forth a true, correct and complete listing of all employees of each Acquired Company (collectively, the “Company Employees”) and all independent contractors and leased employees (as defined in Code Section 414(n)) of each Acquired Company, as of September 21, 2017, including each such Person’s name and job title or function, as well as a true, correct and complete listing of his or her current and prior calendar year salary or wage payable by the applicable Acquired Company, and for each Company Employee, the amount of all incentive compensation paid or payable to such Person for the current and prior calendar year, the amount of accrued but unused vacation time and/or paid time off, each as of the date hereof, whether any Company Employee is on an employer-sponsored non-immigrant visa and if so, the type and expiration date, and each Company Employee’s current status (as to leave or disability status and full time or part time, exempt or nonexempt and temporary or permanent status).  Outside of the ordinary course of business, consistent with past practices, the Company has not paid or promised to pay any bonuses, commissions or incentives to any Company Employee, including any officer or director.

3.19.                   Indebtedness; Guarantees.  Schedule 3.19 correctly sets forth all Indebtedness of the Acquired Companies in excess of $100,000, individually.  Except as set forth on Schedule 3.19, no Acquired Company has any liability in respect of a guarantee of the Indebtedness of any other Person (other than another Acquired Company).

3.20.                   Customers and Suppliers.  Schedule 3.20 lists the ten largest customers (by sales revenue) and ten largest suppliers (by payments) of the Acquired Companies (on a consolidated basis) during (i) the twelve (12) months ended December 31, 2016 and (ii) the three (3) months ended June 30, 2017.  To the Company’s Knowledge, since the Reference Balance Sheet Date, no customer or supplier listed on Schedule 3.20 has provided written notice that they intend to cease doing business with or decrease the amount of business done with the Acquired Companies, in each case, in a manner that would be material to the Acquired Companies taken as a whole.

3.21.                   Brokers.  There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Seller or the Acquired Companies other than fees (if any) that will (a) be paid as contemplated by Section 2.3.1(b) or (b) otherwise be paid by the Seller and their Affiliates and for which the Buyer and (after the Closing) the Acquired Companies will have no responsibility to pay.

3.22.                   Title to Assets; Sufficiency.  The Acquired Companies have good and marketable title to, or a valid leasehold interest in, all of the buildings, improvements, building systems, machinery, equipment, personal property and other tangible assets used in or necessary for the conduct of the business of the Acquired Companies as presently conducted, free and clear of all Liens other than Permitted Liens, and all such assets are in good condition and repair and are adequate for use for their intended purposes (ordinary wear and tear excepted) and are usable in the ordinary course of business. The buildings, improvements, building systems, machinery, equipment, personal property and other tangible assets of the Acquired Companies, together with all other properties and assets of the Acquired Companies, are sufficient for the continued conduct of the Acquired Companies’ business after the Closing as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Acquired Companies as currently conducted.

3.23.                   Exclusivity of Representations and Warranties.  Notwithstanding the delivery or disclosure to the Buyer or its officers, directors, employees, agents or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by the Company in this Article 3 (Representations and Warranties With Respect to the Acquired Companies), the Company expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied, as to the condition, value or quality of the securities or businesses or assets of any Acquired Company, and the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and the Buyer shall rely on its own examination and investigation thereof as well as the representations and warranties of the Company set forth in this Article 3 and the representations and warranties of the Seller set forth in Article 4.  The representations and warranties of the Company contained in this Article 3 (Representations and Warranties With Respect to the Acquired Companies) and the representations and warranties of the Seller set forth in Article 4 (Representations and Warranties Relating to Seller) are the only representations and warranties made by the Company and the Seller in connection with the Transactions and supersede any and all previous written and oral statements, if any, made by the Company, the Seller or any of their respective Representatives.

4.                                      REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER.

Except as provided in the Disclosure Schedules, the Seller represents and warrants to the Buyer as follows:

4.1.                     Organization.  The Seller is (a) duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its organization and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in the case of this subclause (b), where the failure to be so qualified or licensed or in good standing has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.  Except as set forth on Schedule 4.1, the Seller was formed for the purpose of holding the Equity Interests of the Company, has never conducted any business operations and holds no material assets other than the Acquired Securities.

4.2.                     Power and Authorization.  The Seller has the limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The Seller has taken all limited liability company actions or proceedings required to be taken by or on the part of the Seller to authorize and permit the execution and delivery by the Seller of this Agreement, the Escrow Agreement and the other documents and instruments required to be executed and delivered by it pursuant hereto and thereto, and the performance by the Seller of its obligations hereunder and the consummation by the Seller of the Transactions.  This Agreement has been (or in the case of the Escrow Agreement, will be) duly executed and delivered by the Seller, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Legal Requirements in effect which affect the enforcement of creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

4.3.                     Capitalization.  Seller is the record and beneficial owner of the Acquired Securities (which, as of the Closing, will represent all of the issued and outstanding Equity Interests of the Company) and such Acquired Securities will, as of the Closing, be free and clear of all Liens.

4.4.                     No Violation or Approval; Consents.  Except as set forth in Schedule 4.4, neither the execution and delivery of this Agreement by the Seller nor its consummation of the Transactions will:

4.4.1.      require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the

HSR Act and required approvals and filings under applicable non-U.S. antitrust and competition laws;

4.4.2.      except as would not reasonably be expected to have a Material Adverse Effect, result in a breach, violation or termination of, acceleration of obligations under, default under, require the consent of any third party under, or give rise to the imposition of a Lien on any of the assets or properties of the Seller under, any Material Contract to which the Seller is a party or Governmental Order to which the Seller is subject; or

4.4.3.      result in a breach or violation of, or default under, the Organizational Documents of the Seller or any material Legal Requirement applicable to the Seller.

4.5.                     Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of the Seller, threatened against the Seller or any of its Affiliates or any of their properties, assets or businesses, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions.

4.6.                     Brokers.  There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Seller or the Acquired Companies other than fees (if any) that will (a) be paid as contemplated by Section 2.3.1(b) or (b) otherwise be paid by the Seller and its Affiliates and for which the Buyer and (after the Closing) the Acquired Companies will have no responsibility to pay.

5.                                      REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER.

The Buyer represents and warrants to the Company and the Seller as follows:

5.1.                     Organization.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its organization.

5.2.                     Authorization.  The Buyer has the limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The Buyer has taken all limited liability company actions or proceedings required to be taken by or on the part of the Buyer to authorize and permit the execution and delivery by the Buyer of this Agreement, the Escrow Agreement and the instruments required to be executed and delivered by it pursuant hereto and the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Transactions.  This Agreement has been (or in the case of the Escrow Agreement, will be) duly executed and delivered by the Buyer, and assuming the due authorization, execution and delivery each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Legal Requirements in effect which affect the enforcement of creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

5.3.                     No Violation or Approval; Consents.  Neither the execution and delivery by the Buyer of this Agreement nor the consummation by the Buyer of the Transactions will:

5.3.1.      require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than required filings under the HSR Act and required approvals and filings under applicable non-U.S. antitrust and competition Legal Requirements and other than consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of the Buyer to consummate the Transactions;

5.3.2.      result in a breach, violation or termination of, acceleration of obligations under, default under, or require the consent of any third party under, any Contract to which the Buyer is party or Governmental Order to which the Buyer is subject, except for such breaches, violations, terminations, accelerations, defaults or consents as would not reasonably be expected to prevent or materially impair or materially delay the ability of the Buyer to consummate the Transactions; or

5.3.3.      result in a breach or violation of, or default under, the Organizational Documents of the Buyer or any material Legal Requirement applicable to the Buyer.

5.4.                     Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates or any of their properties, assets or businesses, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions.

5.5.                     Financial Ability.  Buyer has, and as of the Closing Date will have, sufficient available cash on hand necessary to consummate the Transactions on the terms and subject to the conditions set forth herein. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, Buyer’s Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

5.6.                     Solvency.  Immediately after giving effect to the Transactions, the Buyer and each of its Subsidiaries will be Solvent.  No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of the Acquired Companies.

5.7.                     Brokers.  There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Buyer or any of its Affiliates other than fees (if any) that will be paid by the Buyer or its Affiliates and for which the Seller and its Affiliates will have no responsibility to pay.

5.8.                     Purchase for Investment.  The Buyer is acquiring the Acquired Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  The Buyer (either alone or together with its Representatives)

has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Securities and is capable of bearing the economic risks of such investment.  The Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of investments such as the Acquired Securities as contemplated hereunder.

5.9.                     Investigation.  The Buyer (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Acquired Companies, and (b) has been furnished with or given full access to such key employees, documents, facilities and other information about the Acquired Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions.  The Buyer has received all materials relating to the business of the Acquired Companies that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by or regarding the Acquired Companies herein or to otherwise evaluate the merits of the Transactions.  The Company has answered, and the Company has caused the other Acquired Companies to answer, to the Buyer’s satisfaction all inquiries that the Buyer and its Representatives have made concerning the business of the Acquired Companies or otherwise relating to the Transactions.  Without limiting the generality of the foregoing, in connection with the Buyer’s investigation of the Acquired Companies, the Buyer or the Buyer’s Representatives have received from or on behalf of the Acquired Companies certain estimates and projections for the fiscal year 2017 and for subsequent fiscal years, certain forecasts and certain business plan information for such fiscal year and subsequent fiscal years.  The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that, except to the extent of inaccuracies in, or breaches of, the representations and warranties of the Company and the Seller contained in Articles 3 and 4, the Buyer shall have no claim against the Seller, any Acquired Company, or any other Person with respect thereto.  Accordingly, the Buyer acknowledges and agrees that (i) representations and warranties of the Company and the Seller contained in Articles 3 and 4 are the only representations and warranties made by the Acquired Companies and the Seller, as applicable, in connection with the Transactions and supersede any and all previous written and oral statements, if any, made by the Company, the Seller or any of their respective Representatives, including those contained in, and the underlying assumptions of, such estimates, projections, forecasts and plans furnished to the Buyer; and (ii) the Seller and the Acquired Companies expressly disclaim any representations or warranties of any kind or nature, whether written or oral, express or implied, as to the condition, value or quality of the securities or businesses or assets of any Acquired Company, and the Acquired Company, and the Seller specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, and the Buyer shall rely solely on its own examination and investigation thereof as well as the representations and warranties of the Company and the Seller set forth in Articles 3 and 4.

6.                                      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER.

The obligation of the Buyer to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

6.1.                     Representations and Warranties.  The Fundamental Representations shall be true and correct in all material respects, the representation and warranties of the Seller contained in Section 4.3 will be true and correct in all respects (in each case, without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date).  The representations and warranties of the Company and the Seller contained in Articles 3 and 4 (other than the representations and warranties referred to in the previous sentence) shall be true and correct (in each case, without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, a Material Adverse Effect.

6.2.                     Performance of Obligations.  The Company will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed by the Company prior to the Closing.

6.3.                     Compliance Certificates.  Each of the Company and the Seller will have delivered to the Buyer a certificate dated as of the Closing Date to the effect that each of the conditions specified above in Section 6.1 and, solely with respect to the Company, Section 6.2 have been satisfied.

6.4.                     Injunctions.  No Governmental Authority will have enacted, issued, promulgated, enforced or entered, or, to the Company’s Knowledge, threatened any of the foregoing, any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.

6.5.                     Regulatory Approval.  All necessary filings with pursuant to the HSR Act and the non-U.S. antitrust and competition laws set forth on Schedule 6.5, if any, shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.

6.6.                     Escrow Agreement.  The Buyer will have received a copy of the Escrow Agreement, duly executed by the Seller and the Escrow Agent.

6.7.                     Payment of Indebtedness.  The Company will have obtained, and provided to the Buyer copies of, payoff letters or other similar documentation to the effect that there will be no outstanding amounts payable in respect of the Estimated Company Indebtedness upon payment at the Closing of the amounts specified in such payoff letters or similar documentation.

6.8.                     Resignations.  The Buyer will have received written resignations from each of the directors and officers of the Acquired Companies identified on Schedule 6.8, which will be effective as of the Closing.

6.9.                     Management Agreement.  The Company will have provided to the Buyer evidence of the termination of the Management Agreement and all obligations of the Company thereunder.

6.10.                   No Material Adverse Effect.  Since the date hereof, no Material Adverse Effect shall have occurred and be continuing.

7.                                      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER.

The obligation of the Seller to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

7.1.                     Representations and Warranties.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date).

7.2.                     Performance of Obligations.  The Buyer will have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Buyer prior to the Closing.

7.3.                     Compliance Certificate.  The Buyer will have delivered to the Seller a certificate of the Buyer dated as of the Closing Date to the effect that each of the conditions specified above in Sections 7.1 and 7.2 has been satisfied.

7.4.                     Injunctions.  No Governmental Authority will have enacted, issued, promulgated, enforced or entered, or, to the Buyer’s knowledge, threatened any of the foregoing, any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.

7.5.                     Regulatory Approval.  All necessary filings pursuant to the HSR Act and the non-U.S. antitrust and competition laws set forth on Schedule 7.5, if any, shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.

7.6.                     Escrow Agreement.  The Seller will have received a copy of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent.

8.                                      COVENANTS OF THE PARTIES.

8.1.                     Access to Premises and Information.  Upon reasonable notice from time to time prior to the Closing Date, the Company will permit the Buyer and its Representatives to have reasonable access during normal operating hours to the records and books of account of the Acquired Companies (the “Records”) in possession of any Acquired Company and to the premises of any Acquired Company during normal business hours (including for the purpose of conducting physical inventory counts) that relate in any manner to the conduct or operations of any Acquired Company on or prior to the Closing Date; provided, however, that the Buyer and its Representatives shall not unreasonably disrupt the personnel and operations of the Acquired Companies.  All information exchanged pursuant to this Section 8.1 shall be subject to that certain February 21, 2017 (the “Confidentiality Agreement”).  Notwithstanding anything to the contrary contained in this Section 8.1, the Company may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement or undertaking with a third party, (b) that may constitute privileged attorney-client communications or attorney work product, the transfer of which, or the provision of access to which, as determined in good faith by the Company after consultation with counsel, would reasonably be expected to constitute a waiver of such privilege or (c) if the provision of access to such document (or portion thereof) or information, as determined by the Company in good faith after consultation with counsel, would reasonably be expected to conflict with applicable Legal Requirements, provided, however, that if the Company is so restricted, it shall, unless prohibited or restricted under applicable Legal Requirements, notify the Buyer that information or records are being withheld and take reasonable actions to remove such restrictions and, to the extent possible, provide the Buyer with as much information as permissible with respect to such document or information.

8.2.                     Conduct of Business Prior to Closing.  Prior to the Closing, except as set forth on Schedule 8.2, the Company shall, and shall cause the other Acquired Companies to, conduct their business substantially in the ordinary course of business, consistent with past practices.  Without limiting the generality of the foregoing, without the prior consent of the Buyer (which shall not be unreasonably withheld, conditioned or delayed), prior to the Closing Date, no Acquired Company will:

8.2.1.      increase the compensation (including bonuses other than bonuses included in Transaction Expenses) payable on or after the date hereof to any employee of such Acquired Company except for increases to non-executive employees in the ordinary course of business or provided for in any Contracts or plans in effect on the date hereof;

8.2.2.      except as set forth on Schedule 8.2.2, or as may be required by applicable Legal Requirement or by any applicable Contract existing on the date hereof, (i) enter into or materially amend any employment or severance agreement with any employees or (ii) enter into or materially amend any pension, retirement, health, life or disability insurance or other employee benefit plan, agreement, trust or other arrangement for the benefit of any of its directors or employees;

8.2.3.      issue, sell or otherwise dispose of any Equity Interests or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;

8.2.4.      incur, assume or guarantee any indebtedness for borrowed money, other than under the Credit Agreement;

8.2.5.      make any changes in its methods of financial accounting or financial accounting practices, except as required by changes in GAAP;

8.2.6.      amend its Organizational Documents;

8.2.7.      acquire or dispose of any business or material investment or any material assets, except for sales or dispositions of assets in the ordinary course of business;

8.2.8.      allow Registered Company IP to be cancelled, abandoned, allowed to lapse, or not renewed, except where the Company has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application;

8.2.9.      enter into any Contract that would be material to the Acquired Companies, taken as a whole, other than in the ordinary course of business; including entering into any Contract that, had it been in effect on the date hereof, would have been required to be disclosed in the Disclosure Schedule pursuant to Section 3.14;

8.2.10.    terminate or amend, in any manner materially adverse to the Acquired Companies, any Material Contract;

8.2.11.    enter into any Contract that (i) restrains the ability of an Acquired Company or any of its Affiliates to compete with or conduct any business, (ii) imposes exclusive dealing obligations, (iii) contains “most favored nations” terms, or (iv) contains a non-solicitation, non-hire clause against the Acquired Company or any of its Affiliates;

8.2.12.    cancel, terminate or allow to lapse any material insurance policies or cause any of the coverage thereby to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing, to the extent reasonably available, coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

8.2.13.    merge, combine or consolidate with any Person; or

8.2.14.    agree or commit to do any of the things referred to elsewhere in this Section 8.2.

8.3.                     Confidentiality.

8.3.1.      Confidentiality Agreement.  The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein.  The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate.  Notwithstanding the termination of the Confidentiality Agreement at the Closing, from and after the Closing:  (a) the Buyer shall, and shall cause its Affiliates (including, from and after the Closing, the Acquired Companies) and its and their respective Representatives to, keep confidential and not use or disclose documents and information concerning any of the Seller or its Affiliates (other than the Acquired Companies) furnished to the Buyer or its Affiliates or its or their respective Representatives in connection with this Agreement or the Transactions and (b) the Seller shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose documents and information concerning the business and operations of any Acquired Company.  Within thirty (30) days of the Closing, the Seller will change its limited liability company name to eliminate “Accella Performance Materials” from its name and will cease using such name in printed materials, signage, websites or similar identifying materials that contain the name or trademark of any Acquired Company.

8.3.2.      Announcements.  Any public announcements, reports, statements or press releases by any party hereto or any of its Affiliates (including, from and after the Closing, the Acquired Companies) regarding this Agreement or the Transactions must be approved in advance (as to form, content, timing and manner of distribution) by each of the Buyer and the Seller, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that any party may issue a press release or make a public announcement to the extent necessary for such party to comply with applicable Legal Requirements, and, to the extent practicable, shall provide a copy to the other parties in advance of its release; provided, further, that the foregoing shall not restrict communications between any party and its Affiliates and their respective lenders, investors, potential investors and other financing sources in the ordinary course of business.

8.3.3.      Permitted Disclosures.  No provision of this Section 8.3 will be construed to prohibit (a) disclosures by any of the Acquired Companies to suppliers, customers, lenders, employees, agents and independent contractors of the Acquired Companies to the extent reasonably necessary or desirable, in such Acquired Company’s reasonable judgment, to preserve its business or operations or to facilitate the Transactions; (b) confidential disclosures to legal counsel, accounting advisors, financial advisors, investors or limited partners, who shall be required to maintain such confidentiality with respect to any such disclosure; (c) disclosures pursuant to the requirements of a Governmental Order;

(d) disclosures required in connection with legal proceedings between the parties, including to the extent reasonably necessary to enforce the parties’ respective rights hereunder; or (e) disclosures of information that is publicly available other than as a result of disclosures made in breach hereof.

8.4.                     Preparation for Closing.  Subject to the terms and conditions hereof, each of the Company and the Buyer agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the Transactions as promptly as practicable, including preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Transactions.  In furtherance (and not in limitation) of the foregoing:

8.4.1.      Antitrust Matters.  Each of the Company and the Buyer agrees to file all appropriate notifications and filings pursuant to the HSR Act or any applicable non-U.S. antitrust and competition laws with respect to the Transactions in the most expeditious manner reasonably practicable (and, as to the HSR Act, within ten (10) Business Days after the date hereof) and to supply promptly any additional information and documentary material that may be requested of such party by the relevant Governmental Authorities in connection with the HSR Act or any applicable non-U.S. antitrust and competition laws.  Each of the Company and the Buyer agrees to use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act.  The Buyer agrees to take, and to cause its Affiliates to take, any and all steps necessary to avoid or eliminate as soon as possible each and every impediment under the HSR Act or any applicable non-U.S. antitrust and competition laws that may be asserted by any U.S. or non-U.S. governmental antitrust authority so as to enable the parties to expeditiously consummate the Transactions.  Notwithstanding the foregoing, however, nothing in this Section 8.4.1 or otherwise in this Agreement shall require the Buyer or any of its Affiliates (a) to propose, negotiate, effect, or agree to, the sale, divestiture, license, or other disposition of any assets or businesses of the Buyer, of any of its Affiliates or of the Company, or to take any other action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of the Buyer, any of its Affiliates or the Company, (b) to respond to a request for additional information or documentary material issued by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act in connection transactions contemplated by this Agreement, which request extends the waiting period under the HSR Act until 30 days after both parties have substantially complied with such request, or (c) to institute any legal proceeding against any U.S. or non-U.S. governmental antitrust authority.  The Buyer shall pay all filing fees associated with the HSR filings and any applicable non-U.S. antitrust and competition Legal Requirements.  Each of the Company and the Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any U.S. or non-U.S. governmental antitrust authority in connection with the Transactions unless it consults with the other party in advance, if at all possible, and, to the extent not prohibited by such governmental antitrust authority, gives the other party the opportunity to attend and participate.  The Company and the Buyer will supply each other with copies of all correspondence, filings or communications with governmental antitrust authorities with respect to the Transactions, and in the case of communications from a party to a governmental antitrust authority shall do so in advance, with a reasonable opportunity for review and comment thereon and for such review and comments to be considered in good faith; provided, however, (a) that to extent any of the documents or information are commercially or competitively sensitive, the Company or the Buyer, as the case may be, may satisfy its obligations by providing such documents or information to the other party’s outside antitrust counsel, with the understanding and agreement that such antitrust counsel shall not share such documents and information with its client, and (b) that neither party shall be required to produce documents or information relating to its valuation of the Acquired Securities or the Company.  Notwithstanding anything in this Agreement to the contrary, the Buyer shall, on behalf of the parties, control and lead all communications and strategy relating to the Antitrust Laws and litigation matters relating to antitrust and competition Legal Requirements, subject to good faith consultations with the Company and the inclusion of the Company at meetings with Governmental Authorities with respect to any discussion related to the Transactions under antitrust and competition Legal Requirements.

8.4.2.      Certain Filings, Etc.  Each of the Buyer and the Company shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from third parties to any Leases or Material Contracts, in connection with the consummation of the Transactions and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

8.5.                     Business Records.  The Buyer acknowledges that the Seller may from time to time from and after the Closing require access to the Records, and agrees that upon reasonable prior notice, it will, and will ensure that the Acquired Companies will, during normal business hours, provide the Seller with either access to or copies of the Records (including, for the avoidance of doubt, Tax records relating to any Pre-Closing Tax Period); provided, however, that access to the Records shall not unreasonably interfere with the normal operations of the Acquired Companies.  If the Acquired Companies shall desire to dispose of any such Records prior to the seventh (7th) anniversary of the Closing Date, the Company shall, prior to any such disposition, notify the Seller and provide the Seller a reasonable opportunity, at the Seller’s expense, to make copies of or remove such Records.

8.6.                     Directors and Officers Indemnification and Insurance.

8.6.1.      The Buyer and the Acquired Companies agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing

Date, that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, officer or employee of an Acquired Company, or who at the request of an Acquired Company served prior to or on the Closing Date as a director, officer, member, manager, employee, trustee or fiduciary of any other entity of any type (each a “D&O Indemnified Person”), including as provided in the Organizational Documents of an Acquired Company, will survive the Closing and will continue in full force and effect for the six (6) year period following the Closing Date.  In furtherance (and not in limitation of) the foregoing, for the six (6) year period following the Closing Date, the Buyer will cause the Acquired Companies to, and the Acquired Companies will continue to contain in the Organizational Documents of each of the Acquired Companies provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in each Acquired Company’s respective Organizational Documents, as applicable, as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person.

8.6.2.      In addition to the other rights of each D&O Indemnified Person provided for in this Section 8.6 and not in limitation thereof, from and after the Closing, for the six (6) year period following the Closing Date, the Buyer shall, and shall cause the Acquired Companies to, (a) defend, indemnify and hold harmless (and release from any liability to the Buyer or the Acquired Companies), each D&O Indemnified Person against all losses, claims, damages, liabilities, awards, orders, decrees, rulings, judgments, fines, penalties, settlement agreements, amounts paid in settlement, costs, charges, expenses and fees (including attorneys’ and experts’ fees and expenses) based upon, arising out of, in respect of or in connection with any threatened, pending or completed claim, subpoena or other legal process, demand, action, arbitration, suit or proceeding, whether criminal, civil, administrative or investigative, based upon, arising out of, in respect of or in connection with any actual or claimed acts or omissions occurring at any time prior to or on the Closing Date (excluding any actual or claimed acts or omissions based upon, arising out of, in respect of or in connection with the negotiation or approval of this Agreement and the consummation of the Transactions or a claim for indemnification made pursuant to this Agreement) (each, a “D&O Indemnifiable Claim”) and (b) advance to such D&O Indemnified Persons all costs, charges, expenses and fees (including attorneys’ and experts’ fees and expenses) paid or incurred by a D&O Indemnified Person in connection with any D&O Indemnifiable Claim, promptly following receipt of reasonable supporting documentation thereof.  Any D&O Indemnifiable Claim, and any claim for advancement, in each case pending or asserted prior to or within the six (6) year period following the Closing Date shall continue to be covered by this Section 8.6 until the later of such time that such D&O Indemnifiable Claim is fully and finally disposed of with no further exposure of a D&O Indemnified Person of any kind or all settlement agreements, judgments, orders, awards, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully and finally satisfied.

8.6.3.      On or before the Closing Date, the Company will obtain, and pay any premium payable with respect thereto, for the Acquired Companies, and, for a six (6) year period following the Closing Date, the Buyer will cause the Acquired Companies to maintain in effect, with no lapse in coverage, one or more “tail” or “runoff” directors’ and officers’ liability and employment practices liability insurance policies covering actual or claimed acts or omissions of any D&O Indemnified Person occurring on or before the Closing Date, in each case on terms with respect to coverage, retentions, amounts and other material terms at least as favorable to such D&O Indemnified Persons as those of such policies in effect on the date hereof.

8.6.4.      If any Acquired Company (or any of its successors or assigns) (a) consolidates with or merges into any other Person, or (b) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, the Buyer will cause proper provision to be made so that such other Person fully assumes the obligations set forth in this Section 8.6.

8.6.5.      The provisions of this Section 8.6 shall survive the Closing.  This Section 8.6 shall be for the irrevocable benefit of, and shall be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person shall be an express intended third party beneficiary of this Agreement for such purposes.  Buyer shall pay, or shall cause the Acquired Companies to pay, as and when incurred by any Person referred to in the immediately preceding sentence, all reasonable fees, costs, charges, and expenses incurred by such Person in enforcing such Person’s rights under this Section 8.6.  Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 8.6 shall not be terminated, revoked, modified or amended in any way so as to adversely affect any Person referred to in the second sentence of this Section 8.6.5 without the written consent of such Person.  With respect to any right to indemnification or advancement for actual or claimed acts or omissions occurring prior to or on the Closing Date, each Acquired Company, as applicable, shall be the indemnitor of first resort, responsible for all such indemnification and advancement that any D&O Indemnified Person may otherwise have rights to from any direct or indirect holder of Equity Interests of any of the Acquired Companies (or any Affiliate of such holder of Equity Interests).  Each of the Acquired Companies and the Buyer further agrees that no advance or prepayment by any party other than the Acquired Companies as the primary indemnitor on behalf of any D&O Indemnified Person with respect to any claim for which such D&O Indemnified Person has sought indemnification from any of the Acquired Companies shall affect the foregoing and that any such secondary indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all the rights of recovery of the D&O Indemnified Person against the Acquired

Companies and the Acquired Companies hereby irrevocably release any such secondary indemnitor from, and irrevocably waive and relinquish any right to assert against any such secondary indemnitor, any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.  Each of the Acquired Companies, the Buyer and the D&O Indemnified Persons agree that the secondary indemnitors are express third party beneficiaries of this Section 8.6.5.

8.7.                         Employees.

8.7.1.      WARN, Etc.  The Buyer will indemnify the Seller and its respective Affiliates and defend and hold each of them harmless from and against any losses that may be incurred by any of them under WARN or under other applicable Legal Requirement with respect to a plant closing, layoff or relocation or the like or with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment following the Closing Date.

8.7.2.      Employment of Employees.  For a period of twelve (12) months following the Closing, the Buyer will provide each of Employees the following: (a) a base rate of pay and severance opportunity not less than the base rate of pay and severance opportunity available to such Employee as of the Closing; and (b) bonus opportunities and benefits inclusive of severance  that are substantially comparable in the aggregate to the benefits available to such Employee immediately prior to the Closing; provided, however, nothing contained herein shall require the continuation of any benefit program not otherwise offered by the Buyer. The Buyer will, and will cause the Acquired Companies to, credit service rendered by the Employees prior to the Closing for eligibility and vesting purposes (and solely with respect to vacation and severance benefits, benefit accrual under all employee benefit plans, programs, policies and arrangements of the Buyer and its Subsidiaries (including the Acquired Companies) from and after the Closing to the same extent as such service was taken into account under corresponding plans of the Acquired Companies for such purposes, unless such service credit results in duplication of benefits.  Without limiting the foregoing, to the extent permitted under the Buyer’s insurance arrangements with third parties, the Buyer will provide that the Employees will not be subject to any pre-existing condition or other limitation under any health or welfare plans of the Buyer and its Subsidiaries (including the Acquired Companies) for any condition for which such Employee would have been entitled to coverage under the corresponding plan of the Acquired Companies in which such Employee participated immediately prior to the Closing.  The Buyer will cause such Employees to be given credit under such plans for co-payments and other out-of-pocket expenses made, and deductibles satisfied, for the plan year in which the Closing occurs.  Nothing set forth in this Section 8.7.2, express or implied, is intended to confer upon any employee any right to continued employment for any period, limit the Buyer’s ability to terminate the employment of any employee at any time and for any reason, including without cause or constitute the establishment of, or an amendment or other modification to, any employee benefit or compensation plan, program, policy, agreement or arrangement of the Buyer or any of the Acquired Companies.

8.7.3.      Collective Bargaining Agreements.  The Buyer shall assume or will cause the Acquired Companies to assume all collective bargaining agreements to which any Acquired Company is subject immediately prior to the Closing Date.

8.7.4.      COBRA.  For the maximum period that a “qualifying beneficiary” (as defined in Section 4980B(g)(1) of the Code and Section 607(3) of ERISA) is eligible to elect COBRA continuation coverage, the Buyer shall, if and as applicable, provide COBRA notices and, subject to timely election and appropriate payment, COBRA coverage to all “M&A qualified beneficiaries” as described in COBRA and the applicable Treasury Regulations thereunder.

8.8.                         Tax Matters.

8.8.1.      Transfer Taxes.  The Buyer and the Seller shall each be responsible for one-half of all Transfer Taxes, if any, in connection with the Transactions.  Each of the parties hereto shall fully cooperate with the other party with respect to the preparation and filing of any Tax Returns and other filings relating to any such Transfer Taxes as may be required.

8.8.2.      Refunds and Credits.  Following the Closing Date, the amount of any refunds (including, for the avoidance of doubt, overpayments of estimated Taxes) or credits of Taxes (including any interest paid or credited with respect thereto) of, or with respect to, the Acquired Companies that are attributable or allocable to any Pre-Closing Tax Period (including the portion of a Straddle Period ending on the Closing Date as determined pursuant to Section 8.8.6), will be payable by the Buyer to the Seller to the extent not reflected in the calculation of the Final Working Capital, but shall be reduced by the Buyer for any Taxes or other reasonable costs and expenses incurred by the Acquired Companies in connection with claiming or receiving such refund, credit or similar benefit. The Buyer will, if the Seller so requests and at the Seller’s expense, cause the relevant Acquired Company to file any Tax Return (including any amended Tax Return) for any Pre-Closing Tax Period or any portion of a Straddle Period ending on the Closing Date to claim any refunds or credits to which the Seller may be entitled hereunder, including through the prosecution of any proceeding which the Seller chooses to direct such Acquired Company to pursue (such as a carryback claim). All other Tax refunds, credits or similar benefits of the Acquired Companies shall be solely the property of the Buyer.

8.8.3.      Cooperation and Tax Record Retention.  The Buyer and the Seller, shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 8.8 and any Tax audit or administrative or judicial proceeding or of any demand or claim on the Acquired Companies.  Such cooperation shall include signing any

Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax Proceeding, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby; provided that the obligations of the parties pursuant to this Section 8.8.3 shall be subject to the provisions of Sections 8.8.6 and 10.6 of this Agreement.

8.8.4.      FIRPTA Certificate.  Prior to the Closing, Seller will deliver to the Buyer a certificate dated as of the Closing Date, stating that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code, which certificate shall set forth all information required by, and shall otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2) (the “FIRPTA Certificate”).

8.8.5.      Straddle Periods.  For purposes of this Agreement, in the case of any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the amount of Taxes allocable to the Pre-Closing Tax Period shall be deemed to be (i) in the case of Taxes imposed or Tax items determined on an annual or periodic basis (such as real or personal property Taxes and deductions or depreciation for real estate), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in clause (i) above (such as franchise Taxes or Taxes that are based upon or related to income, payments or receipts, payroll, use or sales), the amount of any such Taxes shall be determined as if such Tax period ended as of the close of business on the Closing Date.

8.8.6.      Pre-Closing Tax Returns.

(a)           The Company shall, at the Company’s expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by the Acquired Companies (including such Tax Returns filed pursuant to any valid extension of time to file and any amendments thereto) prior to the Closing Date.  Such Tax Returns shall be prepared in accordance with past practice of the Acquired Companies unless otherwise required by Legal Requirements.  No later than ten (10) days prior to the due date (including extensions) for filing such Tax Returns, the Seller shall deliver the Tax Returns described in this Section 8.8.6(a) to the Buyer for its review and comment, and shall make all such changes as are reasonably requested by the Buyer no later than five (5) days prior to the due date (including extensions) for filing such Tax Returns.  The federal, state, local, and foreign income Tax Returns of the Acquired Companies for the taxable year ending December 31, 2016 (the “2016 Income Tax Returns”) shall be filed on or before the Closing Date, and the amount agreed to and shown on the 2016 Income

Tax Returns shall be paid by the Acquired Companies on or prior to the Closing Date to the extent not previously paid by the Acquired Companies.  If Seller does not agree to any change requested by Buyer for the 2016 Income Tax Returns, Buyer and Seller shall immediately submit the disputed items to the Independent Accountant for resolution.  If the Independent Accountant makes a determination with respect to the disputed item or items prior to the due date of the 2016 Income Tax Returns, then such 2016 Income Tax Returns shall be filed reflecting the determination of the Independent Accountant regarding the disputed or items.  If the Independent Accountant has not resolved the disputed item or items prior to the due date of such 2016 Income Tax Returns, then such Tax Returns shall be filed as prepared by the Seller, including any changes to which Buyer and Seller have agreed; provided, that (i) upon determination of the disputed item or items by the Independent Accountant, Buyer and Seller shall cooperate to file amended 2016 Income Tax Returns reflecting such determination, and (ii) if the determination of the Independent Accountant occurs after the Closing Date, any additional income Taxes resulting from the disputed items shall be reflected in the Estimated Taxes Payable at Closing.

(b)           The Seller shall, at the Seller’s expense, prepare or cause to be prepared all Tax Returns for the Acquired Companies for all taxable periods ending on or prior to the Closing Date that are due after the Closing Date.  All such Tax Returns shall be prepared in a manner consistent with past practice of the Acquired Companies, to the extent such past practice complies with applicable Law and, to the extent applicable, with the method of accounting for items on the 2016 Income Tax Returns, including any changes included or to be included on such 2016 Income Tax Returns as a result of an agreement of Buyer and Seller or a determination by the Independent Accountant pursuant to this Section 8.8.6(a) of this Agreement.  No later than thirty (30) days prior to the due date (including extensions) for filing such Tax Returns, the Seller shall deliver the Tax Returns described in this Section 8.8.6(b) to the Buyer for its review and comment.  The Seller shall make all such changes as are reasonably requested by the Buyer, and shall deliver the Tax Returns, completed as approved by the Buyer and duly executed by an authorized Person, to the Buyer no later than ten (10) days prior to the due date (including extensions) for filing such Tax Returns.  The Buyer or its Affiliate shall file or cause to be filed all such Tax Returns on or prior to the due date (including extensions) for filing such Tax Returns, and shall timely pay all Taxes due as reflected on such Tax Returns.  The Seller shall remit to the Buyer, no later than five (5) days prior to the due date (including extensions) for filing such Tax Returns, the amount of any Taxes due as reflected on such Tax Returns (as approved and delivered by Seller pursuant to this Section 8.8.6(b)) to the extent such Taxes are not specifically reflected in the calculation of Estimated Taxes Payable or the Final Working Capital Amount.  Not less than ten (10) days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a detailed itemization and description of any Taxes due or owed which the Company seeks to include in the calculation of Estimated Taxes Payable.  Buyer shall have seven (7) days to dispute calculation of Estimated Taxes Payable.  If Seller does not agree to any change requested by Buyer to the calculation of

Estimated Taxes Payable, the Parties shall immediately submit the disputed items to the Independent Accountant for resolution.  If the Independent Accountant makes a determination with respect to the disputed item or items prior to the Closing Date, the items shall be reflected in the calculation of Estimated Taxes Payable as determined by the Independent Accountant, to the extent not already paid by the Acquired Companies.  If the Independent Accountant has not resolved the disputed item or items prior to the Closing Date, then amount of the disputed item or items shall be included in the calculation of Estimated Taxes Payable until a determination is made with respect to disputed item or items by the Independent Accountant.

(c)           The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for any Straddle Period (the “Straddle Returns”).  All Straddle Returns shall be prepared in a manner consistent with past practices of the Company, to the extent such past practice complies with applicable Law. No later than thirty (30) days prior to the due date (including extensions) for filing the Straddle Returns, the Buyer shall deliver the Straddle Returns to the Seller for review and comment.  The Buyer shall make all changes with respect to Straddle Returns as are reasonably requested by the Seller, shall file or cause to be filed the Straddle Returns on or prior to the due date (including extensions) for filing such Straddle Returns, and shall timely pay all Taxes due as reflected on such Straddle Returns.  The Seller shall remit to the Buyer an amount equal to the Taxes due as reflected on such Straddle Returns, to the extent that such Taxes (i) are apportioned to a Pre-Closing Tax Period and (ii) are not specifically reflected in the calculation of Estimated Taxes Payable or the Final Working Capital Amount, at least five (5) days prior to the due date (including extensions) for filing such Straddle Returns.

(d)           To the extent permitted by applicable Legal Requirements, the parties hereto agree to report the deductibility of the Transaction Tax Deductions on the Company’s Tax Returns filed for Pre Closing Tax Periods or (or otherwise allocate the deductibility of the Transaction Tax Deductions to Pre-Closing Tax Periods).

8.8.7.      Close of Tax Year.  The parties hereto shall, to the extent permitted or required under applicable Legal Requirements, treat the Closing Date as the last day of the taxable period of the Acquired Companies for all Tax purposes.

8.8.8.      Post-Closing Tax Covenants.  Notwithstanding anything to the contrary in this Agreement, the Buyer shall not, and shall cause its Affiliates (including the Acquired Companies) not to, with respect to any Acquired Company, (i) file an election under Section 338 of the Code, unless requested to do so by Seller, (ii) file an amended Tax Return for any Pre-Closing Tax Period except pursuant to Section 8.8.2 of this Agreement, or (iii) apply to any Taxing Authority for any binding or non-binding opinion, ruling, or other determination, or voluntarily initiate any discussion or make any voluntary disclosure with any Taxing Authority, with respect to the Acquired Companies in relation to any act, matter, or transaction that occurred on or before the Closing Date or that relates to any Pre-Closing Tax Period or Straddle Period; provided, that any disclosure required under a continuous audit or similar agreement with a Taxing Authority shall not constitute a voluntary disclosure or otherwise be subject to this Section 8.8.8(iii).

8.8.9.      280G Waivers and Shareholder Vote.  The Company shall submit to Seller (subject to Treasury Regulations Section 1.280G-1 Q/A-7(b)(3)) promptly after the date hereof, for approval by a vote of such sole member of the Company as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Shareholder Vote”), any severance or retention payments, accelerated vesting payments, benefits, options and/or stock, or other payments that may separately or in the aggregate constitute “parachute payments” under Section 280G(b)(2) of the Code and the applicable rulings and Treasury Regulations thereunder (“Parachute Payments”) such that, if the 280G Shareholder Vote is received approving such Parachute Payments, such Parachute Payments shall not be deemed to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder.  Prior to such 280G Shareholder Vote, the Company shall use reasonable best efforts to obtain, from each person who might receive or have the right or entitlement to receive any Parachute Payment, a written waiver (in form and substance reasonably satisfactory to Buyer) pursuant to which such person agrees to waive any and all right or entitlement to such Parachute Payment, to the extent such payment would not be deductible pursuant to Section 280G of the Code (each, a “280G Waiver” and collectively, the “280G Waivers”).  Such 280G Waivers shall cease to have any force or effect with respect to any item covered thereby to the extent the 280G Shareholder Vote for such item is obtained.  The form of 280G Waiver, solicitation of approval, and disclosure materials shall be reasonably satisfactory to Buyer, which shall be afforded a reasonable opportunity review such documents and any analysis with respect to Parachute Payments before the 280G Waivers and 280G Shareholder Vote are sought.  Not less than five (5) days prior to the Closing Date, the Company shall provide Buyer with properly completed and executed 280G Waivers and approval documents to the extent obtained, and shall provide, whether or not the 280G Shareholder Vote is obtained approving the Parachute Payments, an updated analysis with respect to the Parachute Payments. To the extent that an executive has waived such payments or benefits and the 280G Shareholder Vote is not obtained approving such payments or benefits, the Company shall not pay any such payments or benefits.

8.9.                         Further Assurances.  Each of the Seller and the Buyer, upon the request of the other from time to time following the Closing, and at the expense of the requesting party but without further consideration, shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to make more fully effective the consummation of the Transactions.

8.10.                       Exclusivity.  During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to the terms and conditions hereof, none of the Acquired Companies, the Seller or their respective Affiliates shall take or permit any other Person on its behalf to take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and Buyer’s Representatives) concerning any purchase of the Acquired Securities, any merger or recapitalization involving the Acquired Companies, any sale of all or substantially all of the assets of the Acquired Companies or similar transaction involving the Acquired Companies (other than assets sold in the ordinary course of business, subject to the provisions of Section 8.2).  The Seller shall, and shall cause all of the Acquired Companies and their respective Representatives to, immediately terminate any and all negotiations or discussions with any third party regarding any proposal concerning any purchase of the Acquired Securities, any merger or recapitalization involving the Acquired Companies, any sale of all or substantially all the assets of the Acquired Companies or other similar transaction and terminate the access of any Person (other than Buyer or its Representatives) to any electronic or virtual data room maintained in connection with any of the foregoing.  The Company shall promptly (and in any event within 48 hours of the occurrence of the relevant event) notify the Buyer orally and in writing if any bona fide inquiries, proposals or requests for information concerning any purchase of the Acquired Securities, any merger or recapitalization involving the Acquired Companies, any sale of all or substantially all the assets of the Acquired Companies or other similar transaction are received by the Company or any Representatives of the Company.

8.11.                       R&W Insurance Policy.  Subject to the other provisions of this Section 8.11, the Buyer shall use commercially reasonable efforts to promptly bind the R&W Insurance Policy for representations and warranties set forth in Article 3 and Article 4 as of the Closing Date on terms not materially less favorable to the Buyer in the aggregate than the terms set forth on Exhibit A (assuming for the purposes hereof that any matter described in Item 6 of Exhibit A (whether described in Item 6 as an exclusion or as an area of heightened risk) will be excluded from coverage under the R&W Insurance Policy).  The costs and expenses of the R&W Insurance Policy shall be borne by the Buyer.  If, within ten (10) days of the date hereof, the Buyer has been unable to obtain such R&W Insurance Policy, then the Seller must elect within twenty-one (21) days following such ten (10) day period, in its discretion, to either (i) provide notice to the Buyer of its intent to terminate this Agreement by providing the Buyer with at least five (5) Business Days prior written notice of such intention to terminate (the “Termination Notice”), (ii) if the Buyer has proposed a R&W Insurance Policy that is materially less favorable to the Buyer in in the aggregate than the terms set forth on Exhibit A, provide the Buyer notice of its intent to accept the Buyer’s proposed R&W Insurance Policy by providing the Buyer with at least five (5) Business Days prior written notice of such intent to accept, or (iii) obtain the R&W Insurance Policy with an aggregate premium not to exceed $1,865,000 for the benefit of the Buyer, the costs and expenses of which shall be borne as provided in the foregoing sentence except that the Seller may at its election pay the amount of the aggregate premium which exceeds $1,865,000.  In the event the Seller accepts the Buyer’s proposed R&W Insurance Policy pursuant to clause (ii) above or obtains a R&W Insurance Policy pursuant to clause (iii) above, the Seller shall indemnify the Buyer for any Losses incurred by the Buyer to the extent such Losses would have been covered by the R&W Insurance Policy but for specific exclusions under the R&W Insurance Policy that that are not included as an exclusion or an area of heightened risk in Item 6 of Exhibit A, which indemnification liability shall be limited to recovery of Indemnification Escrow Funds, if any, in accordance with the terms of the Escrow Agreement.  In the event that the Seller provides a Termination Notice to the Buyer, the Buyer shall have the right to notify the Seller, within five (5) Business Days of its receipt of the Termination Notice, that it has agreed to purchase a R&W Insurance Policy on terms no less favorable to the Buyer in any respect than the terms set forth on Exhibit A or waives its right to obtain a R&W Insurance Policy and seeks to close the Transactions (but subject to the satisfaction and waiver of the conditions set forth in Article 6).  In the event the Buyer delivers such a notice to the Seller, the Termination Notice shall be automatically rescinded and of no force and effect. Any termination of this Agreement resulting from this Section 8.11 shall be treated as a termination pursuant to Section  9.1.1 of this Agreement for all purposes of this Agreement.  While Buyer will use commercially reasonable efforts to obtain a R&W Insurance Policy that may be bound promptly, the inability to procure a R&W Insurance Policy that cannot be bound until some later date, up to and including Closing, shall not make the R&W Insurance Policy nonconforming for purposes of this provision.

9.                                      TERMINATION.

9.1.                         Termination.  The parties may not terminate this Agreement other than as follows:

9.1.1.      This Agreement may be terminated at any time prior to the Closing by written consent of both the Buyer and the Seller.

9.1.2.      The Buyer may terminate this Agreement by delivering written notice to the Seller at any time prior to the Closing in the event (a) the Seller is in material breach of this Agreement, (b) the Buyer has notified the Seller of such breach in writing, (c) such breach would result in, or would reasonably be expected to result in, the failure of any condition set forth in Article 6 and (d) such breach is incapable of cure or has continued without cure for a period of thirty (30) days following delivery of such notice of breach; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1.2 if the Buyer is at such time in material breach of this Agreement.

9.1.3.      The Seller may terminate this Agreement by delivering written notice to the Buyer at any time prior to the Closing in the event (a) the Buyer is in material breach of this Agreement, (b) the Seller has notified the Buyer of such breach in writing, (c) such breach would result in, or would reasonably be expected to result in, the failure of any condition set forth in Article 7 and (d) such breach is incapable of cure or has continued without cure for a period of thirty (30) days following delivery of such notice of breach; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1.3 if the Seller is at such time in material breach of this Agreement.

9.1.4.      The Buyer, on the one hand, or the Seller, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after the date that is one hundred twenty (120) calendar days following the date hereof (the “Outside Date”), if the Closing has not occurred by the Outside Date;

provided, that (a) neither party shall have the right to terminate this Agreement pursuant to this Section 9.1.4 if the other party has made a demand specific performance of the obligations hereunder and (b) neither party shall have the right to terminate this Agreement pursuant to this Section 9.1.4 if that party’s breach of any provision of this Agreement has primarily caused or resulted in the failure of the Transactions to be consummated by the Outside Date.

9.1.5.      Either the Buyer, on the one hand, or the Seller, on the other hand, may terminate this Agreement by delivering written notice to the other if any Governmental Authority issues an order, decree, judgment, ruling or injunction permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, judgment, ruling or injunction shall have become final and non-appealable; provided, that the Person seeking to terminate pursuant to this Section 9.1.5 has fully complied with its obligations under Section 8.4.

9.1.6.      The Seller may terminate this Agreement, with no need to allow any additional cure period, by delivering written notice to the Buyer at any time prior to the Closing in the event that all of the conditions set forth in Article 6 have been satisfied and remain satisfied (other than those conditions that by their terms are to be satisfied at the Closing, which conditions shall be capable of being satisfied if the Closing were to occur), the Seller has confirmed in writing to the Buyer that the Seller is ready, willing and able to consummate the Closing upon the satisfaction or waiver of those conditions that by their terms are to be satisfied at the Closing and the Buyer fails to complete the Closing on the date the Closing should have occurred pursuant to Section 2.2 (other than as a result of the failure to satisfy those conditions that by their terms are to be satisfied at the Closing) (a “Buyer Failure to Close”).

Notwithstanding anything to the contrary in this Agreement, the Buyer may not terminate this Agreement following any Buyer Failure to Close.

9.2.                         Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, all rights and obligations of the parties hereunder will terminate without any liability of any party or any Affiliate thereof; provided, however, that (a) the rights and obligations under Section 8.3 (Confidentiality), this Section 9.2 (Effect of Termination), Article 1 (Definitions), Article 11 (Miscellaneous) and the Confidentiality Agreement, will, in each case, survive termination of this Agreement and remain valid and binding obligations, and (b) nothing herein will relieve any party to this Agreement from liability (i) pursuant to the sections specified in this Section 9.2 that survive such termination or (ii) for any willful and material breach of any covenant or agreement contained herein occurring prior to termination.

10.                               SURVIVAL; INDEMNIFICATION.

10.1.                       Survival.  The representations and warranties of the Company contained in Article 3, the representations and warranties of the Seller contained in Article 4 and representations and warranties of Buyer contained in Article 5 shall survive the Closing until

11:59 p.m. (New York time) on the date that is twelve (12) months following the Closing, except that Fundamental Representations and the representations and warranties of the Buyer in Section 5.8 shall survive the Closing until 11:59 p.m. (New York time) on November 30, 2021.  The covenants and agreements in this Agreement, to the extent performance or fulfillment thereof is required by its terms to be accomplished at or prior to the Closing, shall survive the Closing until 11:59 p.m. (New York time) on the date that is twelve (12) months following the Closing.  The covenants and agreements in this Agreement, to the extent performance or fulfillment thereof is required by its terms to be accomplished following the Closing, shall survive the Closing in accordance with their respective terms only for such period as shall be required for the party required to perform under such covenant to complete the performance required thereby.  To the extent the ability to bring a claim within any of the foregoing survival periods is limited by Section 8106(c) of Title 10 of the Delaware Code, the survival period applicable to such claim will be limited to the maximum period permitted by such section.

10.2.                       Indemnification by the Seller; Limitations.

10.2.1.    Subject to Sections 10.1, 10.2.2, 10.2.3 and 10.2.4, from and after the Closing, the Buyer and its Affiliates, officers, directors, stockholders, agents and other representatives (collectively, the “Buyer Indemnified Parties”), shall be reimbursed, indemnified and held harmless by the Seller from and against any and all costs, losses, damages, liabilities, demands, actions or causes of action (including third party claims), charges, interest, judgments, sanctions, fines, penalties, settlements, and reasonable fees and expenses (including reasonable legal, accounting and investigation fees and expenses) in connection with any of the foregoing or similar damages incurred, sustained or suffered by them (collectively, “Losses”) arising out of or attributable to (a) any failure of any representation or warranty of the Company in Article 3 or any representation or warranty of the Seller in Article 4 to be true and correct on the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except that any such representations and warranties which by their express terms are made solely as of a specified earlier date need be true and correct only as of such specified earlier date, in each case without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications contained in such representations and warranties, (b) any failure by the Company to perform any of the covenants or agreements of the Company contained in this Agreement, to the extent to be performed prior to the Closing, (c) any failure by the Seller to perform any of the covenants or agreements of the Seller contained in this Agreement, (d) subject to Sections 8.8.8 and 10.4.1, Taxes with respect to any Pre-Closing Tax Period (or the non-payment thereof) of, or attributable to, (A) the Acquired Companies, (B) any Person (other than the Acquired Companies) for which the Acquired Companies may be liable pursuant to Treasury Regulations Section 1.1502-6 (or any similar Legal Requirements), as a transferee or successor, by Contract or otherwise or (C) the corporate restructuring transactions described on Schedule 10.2.1(d) or (e) the matters set forth on Schedule 10.2.1(e) (for the avoidance of doubt, no exception, qualification or limitation to the representations and warranties of the Company in Article 3 or the Seller in

Article 4 which is set forth on, or otherwise reflected in, the Disclosure Schedules shall operate to limit or otherwise adversely affect the rights of the Buyer Indemnified Parties under this Section 10.2.1 in respect of the matters set for on Schedule 10.2.1(e)).

10.2.2.    Notwithstanding anything to the contrary set forth in this Agreement, other than for Losses resulting from claims brought on the basis of Fraud, none of the Buyer Indemnified Parties shall be entitled to be reimbursed, indemnified and held harmless from and against Losses under Section 10.2.1(a) unless and until the aggregate amount of such Losses suffered, sustained or incurred by all of the Buyer Indemnified Parties, collectively, under Section 10.2.1(a) with respect to which the Buyer Indemnified Parties would otherwise be entitled to be reimbursed, indemnified and held harmless exceeds the Basket Amount, in which case the obligations to reimburse, indemnify and hold harmless the applicable Buyer Indemnified Party shall be only for the amount of such Losses in excess of such amount; provided, that, such limitation shall not apply to Losses arising out of or attributable to any failure of the Fundamental Representations to be true and correct and the Buyer Indemnified Parties shall be entitled to be reimbursed, indemnified and held harmless from the first dollar with respect to such Losses.

10.2.3.    Notwithstanding anything to the contrary set forth in this Agreement, other than for Losses resulting from claims brought on the basis of Fraud, (a) recovery by the Buyer Indemnified Parties from Seller for Losses under Section 10.2.1(a) which are not excluded from coverage under the R&W Insurance Policy shall be limited to $3,350,000 and (b) recovery by the Buyer Indemnified Parties from Seller for any Losses under Section 10.2.1 shall be limited to recovery of Indemnification Escrow Funds, if any, in accordance with the terms of the Escrow Agreement.

10.2.4.    Notwithstanding anything to the contrary set forth in this Agreement, other than for Losses resulting from claims brought on the basis of Fraud, the indemnification obligation of Seller for Losses for Taxes covered by clauses (d)(A) and (d)(B) of Section 10.2.1 shall be limited to Losses for such items that arise out of or are attributable to an assessment or audit initiated by a Governmental Authority, or administrative or court proceeding resulting from an assessment or audit initiated by a Governmental Authority and shall not include any Losses that arise out of or result from the Buyer or any of its Affiliates taking any of the actions set forth in Section 8.8.8(ii) or (iii) of this Agreement.  If the Buyer or any of its Affiliates receives any payment from Seller for Losses for Taxes covered by clause (d)(B) of Section 10.2.1 or as a result of a breach of the representations and warranties in Section 3.7.4, the Acquired Companies and the Buyer and its Affiliates shall, to the extent applicable, assign any contractual indemnification or similar rights to seek recovery for such Losses from another Person to the Seller and shall be subrogated to the Seller.

10.3.                       Indemnification by the Buyer; Limitations.

10.3.1.    Subject to Sections 10.1, 10.3.2 and 10.3.3, from and after the Closing, the Seller and its Affiliates, officers, directors, stockholders, agents and other representatives (collectively, the “Seller Indemnified Parties”), shall be reimbursed, indemnified and held harmless by the Buyer from and against any and all Losses arising out of or attributable to (a) any failure of any representation or warranty of the Buyer in Article 5 to be true and correct on the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except that any such representations and warranties which by their express terms are made solely as of a specified earlier date need be true and correct only as of such specified earlier date, in each case without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications contained in such representations and warranties, and (b) any failure by the Buyer to perform any of the covenants or agreements of the Buyer contained in this Agreement.

10.3.2.    Notwithstanding anything to the contrary set forth in this Agreement, other than for Losses resulting from claims brought on the basis of Fraud, none of the Seller Indemnified Parties shall be entitled to be reimbursed, indemnified and held harmless from and against Losses under Section 10.3.1(a) unless and until the aggregate amount of such Losses suffered, sustained or incurred by all of the Seller Indemnified Parties, collectively, under Section 10.3.1(a) with respect to which the Seller Indemnified Parties would otherwise be entitled to be reimbursed, indemnified and held harmless exceeds the Basket Amount, in which case the obligations to reimburse, indemnify and hold harmless the applicable Seller Indemnified Party shall be for the amount of such Losses in excess of such amount.

10.3.3.    Notwithstanding anything to the contrary set forth in this Agreement, other than for Losses resulting from claims brought on the basis of Fraud, the maximum aggregate liability of the Buyer to Seller Indemnified Parties for any Losses under Section 10.3.1 shall not exceed $25,000,000.

10.4.                       Additional Limitations on Indemnification.

10.4.1.    The amount of any Losses suffered, sustained or incurred by any Indemnified Party shall be reduced by the amount such Indemnified Party actually recovers (after deducting all attorneys’ fees, expenses and other costs of recovery (including any deductible amount), any resultant increase in insurance premiums of the Indemnified Party) from any insurer (excluding coverage under any self-insurance or captive insurance) or other Person then liable for such Losses and, in the case of Tax related items on Schedule 10.2.1(d) or Schedule 10.2.1(e), amounts already taken into account in determining the Final Working Capital Amount or Estimated Taxes Payable and amounts paid pursuant to Sections 8.8.6(b) and (c). No Indemnified Party shall be permitted to recover Losses in respect of a claim for which such Indemnified Party has otherwise been compensated for such matter pursuant to, or the Loss was taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss.

10.4.2.    If any Indemnified Party receives any amounts under insurance coverage or from any Person with respect to Losses sustained at any time subsequent to any payment to such Indemnified Party pursuant to this Article 10 then such Indemnified Party shall promptly reimburse the applicable Indemnifying Parties for any payment made up to such amount received under insurance coverage with respect to such Losses (subject to the limitations set forth in Section 10.4.1 above).

10.4.3.    In connection with any Losses for which a Buyer Indemnified Party makes a claim, such Buyer Indemnified Party agrees to promptly submit the claim for such Losses against insurance coverage (including the R&W Insurance Policy and any environmental policy or policies) maintained by such Buyer Indemnified Party, to the extent such Buyer Indemnified Party reasonably concludes that coverage may be available thereunder.  Following the submission of such claim for Losses, the Buyer Indemnified Parties covenant and agree to use good faith commercially reasonable efforts to recover the fullest extent of the Losses.

10.5.                       Notice and Determination of Claims.  If a claim for Losses is to be made by any Indemnified Party that does not involve a third party, such Indemnified Party shall give written notice (a “Claim Notice”) to the Seller if the Claim Notice is being given by a Buyer Indemnified Party and to the Buyer if the Claim Notice is being given by an Seller Indemnified Party, in each case, within a reasonable time after such Indemnified Party becomes aware of any Losses for which indemnification may be sought under this Article 10.  The Claim Notice shall specify in reasonable detail, to the extent reasonably known and practicable at such time, the amount of the claim and the basis for indemnification.  The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent the applicable Indemnifying Parties are actually prejudiced by such delay or failure, in which case the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Claim Notice been timely given.  If the applicable Indemnifying Parties notify the Indemnified Party that they do not dispute the claim described in such Claim Notice or fail to respond within thirty (30) days following receipt of such Claim Notice, the Losses identified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.2 or Section 10.3, as applicable.  If the applicable Indemnifying Parties dispute in writing their liability with respect to such claim or the estimated amount of such Losses pursuant to this Section 10.5 within thirty (30) days following receipt of such Claim Notice, the parties shall attempt in good faith to resolve such dispute; provided, that if such dispute has not been resolved within sixty (60) days following receipt of such Claim Notice, then the Indemnifying Party and the Indemnified Party may seek legal redress in accordance with Article 11.

10.6.                       Third Party Claims.

10.6.1.    If any Indemnified Party receives notice of the assertion or commencement of any suit, action, claim, audit, arbitration or proceeding by a third party with respect to a matter subject to indemnity hereunder (a “Third Party

Claim”), such Indemnified Party shall give written notice thereof (a “Third Party Notice”) to the Seller if the Third Party Notice is being given by a Buyer Indemnified Party and to the Buyer if the Third Party Notice is being given by a Seller Indemnified Party, in each case, within a reasonable time after such Indemnified Party becomes aware of such Third Party Claim.  The Third Party Notice shall specify in reasonable detail, to the extent reasonably known and practicable at such time, the amount of the Third Party Claim to which the Third Party Notice pertains and the basis for indemnification, and will include copies of all notices and documents (including court papers) served on or received by the Indemnified Party in connection with the Third Party Claim.  The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent such delay or failure actually prejudices the Indemnifying Parties’ ability to defend such Third Party Claim, and the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Third Party Notice been timely delivered.  After receipt of a Third Party Notice, the Indemnifying Parties shall have the right, subject in all instances to the terms of the R&W Insurance Policy (including the ability of the insurer thereunder to direct and control the defense of any claims), but not the obligation, by providing written notice to the Indemnified Party, subject to Section 10.6.3, to (A) take control of the defense and investigation of such Third Party Claim at the Indemnifying Party’s sole costs and expense, (B) employ and engage attorneys of its, his or her own choice (subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed) to handle and defend the same, at the Indemnifying Parties’ sole cost and expense, and (C) compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party; provided, that such consent will not be required if such settlement includes an unconditional release of the Indemnified Party and provides solely for payment of monetary damages for which the Indemnified Party will be indemnified in full under this Agreement; provided, further, that if the Third Party Claim involves an audit or proceeding related to Taxes for a Straddle Period, the Buyer shall control the defense of the Tax audit or proceeding, in which case the Buyer will keep the Seller reasonably informed of the status of the Tax audit or proceeding and not settle any matters related to the Tax audit or proceeding that will result in an Indemnification obligation of the Seller without the prior written consent of the Seller, not to be unreasonably withheld.

10.6.2.    In the event that the Indemnifying Party desires to defend the Indemnified Party against a Third Party Claim, (A) the Indemnifying Party shall use its reasonable best efforts to defend diligently such Third Party Claim, (B) the Indemnified Party, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, but with such actions not being determinative of the amount of any Losses, and (C) the Indemnifying Party shall be deemed to have agreed that it shall indemnify the Indemnified Party for all Losses resulting from such Third Party Claim pursuant to and subject to the conditions of this Article 10.  The Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Parties’ request, with the Indemnifying Parties and their attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom, in each case, at the expense of the Indemnifying Parties.  The Indemnified Party may, at its own sole cost and expense, monitor and further participate in (but not control) the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that if (1) the employment of counsel shall have been authorized in writing by the Indemnifying Parties in connection with the defense of such Third Party Claim, or (2) such Indemnified Party shall have reasonably concluded that a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Parties or there may be defenses available to the Indemnified Party that are contrary to, or inconsistent with, those available to the Indemnifying Parties and such Indemnified Party has not elected to defend such Third Party Claim pursuant to Section 10.6.3, then, in any such event, the fees and expenses of not more than one additional counsel for the Indemnified Party shall be borne by the Indemnifying Parties.

10.6.3.    Notwithstanding the foregoing in this Section 10.6, if (A) the Indemnifying Party elects not to assume such defense and investigation or does not acknowledge in writing within a reasonable period, but no later than ten (10) days, after receipt of the Third Party Notice, its obligation to indemnify the Indemnified Party against any Losses arising from such Third Party Claim, (B) the Indemnifying Party fails to actively and diligently, with legal counsel reasonably acceptable to the Indemnified Party, conduct the defense of such Third Party Claim, (C) such Third Party Claim seeks an injunction or other equitable remedies in respect of the Indemnified Party or its business or involves any Governmental Authority, (D) such Third Party Claim is reasonably likely to result in liabilities that, taken with other then-existing claims under this Article 10, would not be fully indemnified hereunder, (E) the Indemnified Party has been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Parties in connection with the defense of the Third Party Claim, (F) such Third Party Claim seeks a finding or admission of a violation of any Legal Requirement or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (G) such Third Party Claim relates to any ongoing business of the Indemnified Party (which, in the case of the Buyer, shall include the Company), then the Indemnified Party shall have the right, but not the obligation (upon delivering notice to such effect to the Indemnifying Parties) to retain counsel of its choosing, defend such Third Party Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Parties); it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

10.6.4.    The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Legal Requirements), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

10.7.                       Release of Indemnification Escrow Funds.  The Escrow Agreement shall provide that (a) on each of the escrow step-down dates set forth in Schedule 10.7 (the “Escrow Step-Down Dates”), all funds then-remaining in the Indemnity Escrow Account in excess of an amount equal to (X) the escrow retention amount set forth next to the corresponding Escrow Step-Down Date in Schedule 10.7 plus (Y) the amount of any Losses determined by the Buyer reasonably and in good faith arising out of any then unresolved claims for indemnification pursuant to Section 10.2 that have been timely and properly made and delivered to the Seller prior to such Escrow Step-Down Date and (b) on November 30, 2021 (the “Escrow Release Date”), all funds then-remaining in the Indemnity Escrow Account (less the amount of any Losses determined by Buyer reasonably and in good faith arising out of any then unresolved claims for indemnification pursuant to Section 10.2 that have been timely and properly made and delivered to the Seller prior to the Escrow Release Date) shall be released to the Seller.

10.8.                       Indemnification Payments.  Any payment under this Article 10 shall be treated as an adjustment to the purchase price for Tax purposes and shall be made by wire transfer of immediately available funds.

10.9.                       Exclusive Remedy.  The parties acknowledge and agree that, following the Closing, (a) the indemnification obligations of the Seller under this Article 10 and the remedies set forth herein shall constitute the sole and exclusive remedies of the Buyer Indemnified Parties for any breach of or inaccuracy in any representation or warranty of the Company or the Seller set forth in this Agreement, and any breach, non-fulfillment or default in the performance of any covenant or agreement of the Company or the Seller set forth in this Agreement and (b) the indemnification obligations of the Buyer under this Article 10 and the remedies set forth herein shall constitute the sole and exclusive remedies of the Seller Indemnified Parties for any breach of or inaccuracy in any representation or warranty of the Buyer set forth in this Agreement, and any breach, non-fulfillment or default in the performance of any covenant or agreement of the Buyer set forth in this Agreement; provided, however, that the limitations set forth above shall not apply to the remedies provided in Section 11.12, the remedies provided in Section 2.4, any claims brought on the basis of Fraud pursuing remedies as may be available to such party under applicable Legal Requirements in the event of any Indemnifying Party’s failure to comply with its indemnification obligations hereunder.

11.                               MISCELLANEOUS.

11.1.                       Notices.  All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by personal delivery, nationally recognized overnight courier, facsimile or email.  Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one (1) Business Day following the date sent when sent by overnight courier, (b) upon confirmation of receipt when sent by facsimile or e-mail or (c) upon personal delivery, addressed as follows:

If to the Company prior to the Closing, to:

Accella Holdings LLC

c/o Arsenal Capital Partners

100 Park Avenue, 31st Floor

New York, New York 10017

Attn: Roy Seroussi

Email: rseroussi@arsenalcapital.com

Facsimile: (212) 771-1718

With copies (which will not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

27th Floor

New York, New York 10020

Attn: Daniel J. Eisner

Email: daniel.eisner@dlapiper.com

Facsimile: (212)884-8475

If to the Seller, to:

Accella Performance Materials LLC

c/o Arsenal Capital Partners

100 Park Avenue, 31st Floor

New York, New York 10017

Attn: Roy Seroussi

Email: rseroussi@arsenalcapital.com
Facsimile: (212) 771-1718

With copies (which will not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

27th Floor

New York, New York 10020

Attn: Daniel J. Eisner

Email: daniel.eisner@dlapiper.com

Facsimile: (212)884-8475

If to the Buyer, or, following the Closing, to the Company, to:

Carlisle Construction Materials, LLC

c/o Carlisle Companies Incorporated

16430 N. Scottsdale Road, Suite 400

Scottsdale, AZ 85254

Attn:  Steven J. Ford

Email: sford@carlisle.com

Facsimile: (602) 313-4300

With copies (which will not constitute notice) to:

Dorsey & Whitney LLP

50 S. Sixth Street; Suite 1500

Minneapolis, MN 55402

Attn:  Jonathan A. Van Horn

Email: van.horn.jonathan@dorsey.com

Facsimile:  (612) 340-2868

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.

11.2.                       Transaction Expenses.  Whether or not the Transactions are consummated, except as otherwise specifically provided for in this Agreement, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation and execution and performance of this Agreement and the Escrow Agreement and the consummation of the Transactions.

11.3.                       Entire Agreement.  The agreement of the parties that is comprised of this Agreement (including all Schedules and Exhibits hereto) and the Escrow Agreement sets forth the entire agreement and understanding between the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement or the Escrow Agreement.

11.4.                       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions are not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Seller and the Buyer will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Transactions are fulfilled in accordance with the terms hereof to the greatest extent possible.

11.5.                       Amendment.  This Agreement may be amended or modified, but only by an instrument in writing executed by each of the Buyer and the Seller.

11.6.                       Parties in Interest.  This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permissible assigns, and nothing in this Agreement (including the documents and the instruments referred to herein), express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation; provided however, that the following Persons are expressly intended as third party beneficiaries with respect to the following specified sections of this Agreement and will have the right to enforce such specified sections against the parties to this Agreement: (a) with respect to Section 8.6, each of the Persons who are the beneficiaries of the rights under such Section; (b) with respect to Section 11.17, the Nonparty Affiliates; and (c) with respect to Article 10, the Buyer Indemnified Parties and the Seller Indemnified Parties.

11.7.                       Assignment.  This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written agreement of the Buyer and Seller; provided, that the Buyer may assign or transfer, in whole or in part, from time to time, any of its rights, interests or obligations under this Agreement to one or more of its Affiliates without the prior written consent of the other Parties hereto; provided further, that the Buyer shall remain liable and subject in all respects to its obligations hereunder.  Any purported assignment in breach of this Section 11.7 shall be null and void.

11.8.                       Governing Law.  This Agreement, and all claims (whether at law or in equity, whether in contract, tort, statute or otherwise) arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.9.                       Consent to Jurisdiction.  Each party to this Agreement, by its execution hereof, hereby irrevocably (a) submits, except for the purposes of Section 2.4, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks jurisdiction, the U.S. District Court for the District of Delaware or the Superior Court of the State of Delaware, for the purpose of any and all actions or proceedings (whether at law or in equity, whether in contract, tort, statute or otherwise) arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action or proceeding any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action or proceeding brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any forum other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, (c) agrees not to commence any such action or proceeding other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise and (d) (x) consents to service of process in any such action or proceeding in any manner permitted by applicable Legal Requirements; (y) agrees that service of process made in accordance with clause (x) or delivered by overnight courier pursuant to Section 11.1, will constitute good and valid service of process in any such action or proceeding; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action or proceeding, or otherwise in any forum, any claim that service of process made in accordance with clause (x) or clause (y) does not constitute good and valid service of process.  Notwithstanding the foregoing, a party may commence an action or proceeding in any other forum to enforce any order or judgment made, issued or entered by one of the above-named courts.

11.10.                     Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION OR PROCEEDING DESCRIBED IN SECTION 11.9.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.11.                     Reliance.  Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 11.9 and 11.10 constitute a material inducement upon which such party is relying and will rely in entering into this

Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 11.9 or 11.10 above would constitute a material breach of this Agreement.

11.12.                     Specific Enforcement.  Subject to this Section 11.12, each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated.  Accordingly, each of the parties agrees that, without posting bond or similar undertaking, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement by the breaching party, and to specific performance of this Agreement and the terms and provisions hereof in any action or proceeding commenced pursuant to Section 11.9 in addition to any other remedy to which such party may be entitled, at law or in equity.  Each party further agrees that, in the event of any action or proceeding for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate.

11.13.                     No Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.

11.14.                     Negotiation of Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.15.                     Disclosure Schedules.  The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment to any third party that such information is required to be listed in the Disclosure Schedules or that such items are material.  The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties to the extent that the relevance of such item to such other covenants, representations, agreements or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate cross-reference thereto.

11.16.                     Representation of the Seller; Attorney-Client Privilege. The Buyer hereby waives and agrees to not assert, and agrees to cause the Acquired Companies to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, after the Closing Date, of the Seller or any of its respective Affiliates in any dispute with the Buyer or any of the Acquired Companies involving the Transactions, by DLA Piper LLP (US) and Benesch, Friedlander, Coplan & Aronoff LLP (“Pre-Closing Company Counsel”) in connection with the Transactions, even though the interests of such Person(s) may be directly adverse to the Buyer or any of its Affiliates (including, from and after the Closing, any Acquired Company) and even though such Pre-Closing Company Counsel may have represented any Acquired Company in a matter substantially related to such dispute.  Buyer and the Acquired Companies also further agree that, as to all communications among any Pre-Closing Company Counsel and any of the Acquired Companies, the Seller or the Seller’s Affiliates and their respective Representatives, that relate in any way to this Agreement, the negotiation thereof, or the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Seller and shall be controlled by the Seller and shall not pass to or be claimed by the Buyer or any of its Affiliates (including, from and after the Closing, any Acquired Company).  Notwithstanding the foregoing, in the event that a dispute arises after the Closing between the Buyer or any of its Affiliates (including, from and after the Closing, any Acquired Company), on the one hand, and a third party other than (and not an Affiliate of) a party to this Agreement, on the other hand, an Acquired Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Pre-Closing Company Counsel to such third party; provided, however, that such Acquired Company may not waive such privilege without the prior written consent of the Seller.  This Section 11.16 shall be irrevocable, and no term of this Section 11.16 may be amended, waived or modified, without the prior written consent of the Seller.  The Buyer acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 11.16.

11.17.                     No Recourse Against Third Parties.  Notwithstanding any other provision of this Agreement, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Buyer, any Affiliate of the Buyer (including, from and after the Closing, any Acquired Company), or any Person claiming by, through or for the benefit of any of them, against any Person who is not party to this Agreement, including any partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives, or Affiliates of any Acquired Company, equityholder or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) (each a “Nonparty Affiliate” and, collectively, the “Nonparty Affiliates”) with respect to matters arising in whole or in part out of, related to, based upon, or in connection with the Acquired Companies, this Agreement or its subject matter or the Transactions or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Acquired Companies or any Nonparty Affiliate in any way concerning the Acquired Companies, this Agreement or its subject matter or the Transactions.

11.18.                     Translation of Currencies.  To the extent the parties need to convert currencies for purposes of determining the Working Capital and Cash on Hand, the relevant exchange rate shall be determined based on the rate in effect as of the Determination Time as published on reuters.com.

11.19.                     Headings.  The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

11.20.                     Counterparts; Electronic Signature.  This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile or .pdf signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

[The remainder of this page is intentionally blank.  Signatures follow.]

The parties have caused this Agreement to be executed and delivered as of the date first written above.

THE BUYER:	CARLISLE CONSTRUCTION MATERIALS, LLC

	By:	/s/ Kevin P. Zdimal
Name: Kevin P. Zdimal
Title: Treasurer

THE SELLER:	ACCELLA PERFORMANCE MATERIALS LLC

	By:	/s/ Andrew M. Harris
Name: Andrew M. Harris
Title: CEO and President

THE COMPANY:	ACCELLA HOLDINGS LLC

	By:	/s/ Andrew M. Harris
Name: Andrew M. Harris
Title: CEO and President